Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-249270

333-249270-01

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Offering Price per Unit	Aggregate Offering Price	Amount of Registration Fee(1)
3.250% Senior Notes due 2032	$400,000,000	100.00%	$400,000,000	$37,080
Guarantee of 3.250% Senior Notes due 2032(2)	—	—	—	—

(1)

This filing fee is calculated and being paid pursuant to Rule 457(r) of the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (File Nos. 333-249270 and 333-249270-01) filed by DCP Midstream, LP with the Securities and Exchange Commission on October 2, 2020.

(2)	In accordance with Rule 457(n), no separate fee for the guarantee is payable.

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 2, 2020)

DCP Midstream Operating, LP

$400,000,000

3.250% Senior Notes due 2032

Fully and Unconditionally Guaranteed by

DCP Midstream, LP

We are offering $400,000,000 aggregate principal amount of our 3.250% Senior Notes due 2032, or the “notes.” Interest on the notes will be paid semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2022. The notes will mature on February 15, 2032 unless redeemed prior to maturity.

We may redeem the notes in whole or in part, at any time or from time to time prior to maturity at the redemption prices described in this prospectus supplement under “Description of the Notes—Optional Redemption.”

The notes will be our senior unsecured obligations, ranking equally in right of payment with our other existing and future senior unsecured indebtedness. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by our parent, DCP Midstream, LP, or “DCP.” The guarantee by DCP will rank equally in right of payment to all of DCP’s existing and future senior unsecured indebtedness and DCP’s guarantees on our existing senior unsecured indebtedness.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per note	Total
Public offering price(1)	100.000%	$400,000,000
Underwriting discount	1.000%	$4,000,000
Proceeds to DCP Midstream Operating, LP (before expenses)	99.000%	$396,000,000

(1)	Plus accrued interest, if any, from November 19, 2021 if settlement occurs after that date.

The underwriters expect to deliver the notes through the book-entry delivery system of The Depository Trust Company and its participants, including Clearstream and the Euroclear System, against payment on or about November 19, 2021.

Joint Book-Running Managers

J.P. Morgan	Mizuho Securities	RBC Capital Markets

Barclays	Citigroup	MUFG	TD Securities

Co-Managers

PNC Capital Markets LLC	Regions Securities LLC	SMBC Nikko	US Bancorp

The date of this prospectus supplement is November 4, 2021.

Prospectus Supplement

We expect that delivery of the notes will be made to investors on or about November 19, 2021, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day prior to delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day prior to their date of delivery hereunder should consult their advisors.

S-i

IMPORTANT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

AND THE ACCOMPANYING BASE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of notes. Generally, when we refer only to the “prospectus,” we are referring to both documents combined. If the information about this offering of notes varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Incorporation by Reference” on page S-44 of this prospectus supplement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement or the accompanying base prospectus were made solely for the benefit of the parties to such agreement and for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Neither we nor the underwriters have authorized anyone to provide you with any information other than the information contained in this prospectus supplement and the accompanying base prospectus or incorporated by reference into this prospectus supplement or the accompanying base prospectus. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

Throughout this prospectus supplement, when we use the terms “issuer,” “we,” “us,” “our” or “DCP Operating,” we are referring either to DCP Midstream Operating, LP itself or to DCP Midstream Operating, LP and its operating subsidiaries collectively, as the context requires. References to “our parent,” “DCP” or the “partnership,” means DCP Midstream, LP itself or to DCP Midstream, LP and its operating subsidiaries collectively, as the context requires. References in this prospectus to the “general partner” refer to DCP Midstream GP, LP, the general partner of DCP Midstream, LP, and/or DCP Midstream GP, LLC, the general partner of DCP Midstream GP, LP, as the context requires.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus supplement and the documents we incorporate by reference herein contain “forward-looking” statements. All statements that are not statements of historical facts, including, but not limited to, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements as defined under the federal securities law. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “could,” “should,” “intend,” “assume,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “plan,” “forecast” and other similar words. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference herein and therein.

These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks and uncertainties include, but are not limited to, (i) the risks described in DCP’s Annual Report on Form 10-K for the year ended December 31, 2020 (as amended, the “2020 10-K”), and (ii) the risks described in this prospectus supplement and the accompanying base prospectus. Some of these risks are summarized below:

•

the impact from the COVID-19 pandemic and disruption to economies around the world, including the oil, gas and NGL industry in which we operate and the resulting adverse impact on our business, liquidity, commodity prices, workforce, third-party and counterparty effects and resulting federal, state and local actions;

•

the extent of changes in commodity prices and the demand for our products and services, our ability to effectively limit a portion of the adverse impact of potential changes in commodity prices through derivative financial instruments, and the potential impact of price, and of producers’ access to capital on natural gas drilling, demand for our services, and the volume of NGLs and condensate extracted;

•	the demand for crude oil, residue gas and NGL products;

•

the level and success of drilling and quality of production volumes around our assets and our ability to connect supplies to our gathering and processing systems, as well as our residue gas and NGL infrastructure;

•

new, additions to, and changes in, laws and regulations, particularly with regard to taxes, safety, regulatory and protection of the environment, including, but not limited to, climate change legislation, regulation of over-the-counter derivatives markets and entities, and hydraulic fracturing regulations, or the increased regulation of our industry, including additional local control over such activities, and their impact on producers and customers served by our systems;

•	volatility in the price of our common units and preferred units;

•	general economic, market and business conditions;

•

the amount of natural gas we gather, compress, treat, process, transport, store and sell, or the NGLs we produce, fractionate, transport, store and sell, may be reduced if the pipelines, storage and fractionation facilities to which we deliver the natural gas or NGLs are capacity constrained and cannot, or will not, accept the natural gas or NGLs or we may be required to find alternative markets and arrangements for our natural gas and NGLs;

•	our ability to continue the safe and reliable operation of our assets;

•	our ability to grow through organic growth projects, or acquisitions, and the successful integration and future performance of such assets;

S-iii

•

our ability to access the debt and equity markets and the resulting cost of capital, which will depend on general market conditions, our financial and operating results, inflation rates, interest rates, our ability to comply with the covenants in our Credit Agreement or other credit facilities, and the indentures governing our notes, as well as our ability to maintain our credit ratings;

•	the creditworthiness of our customers and the counterparties to our transactions, including the impact of bankruptcies;

•	the amount of collateral we may be required to post from time to time in our transactions;

•	industry changes, including consolidations, divestitures, alternative energy sources, technological advances, infrastructure constraints and changes in competition;

•

our ability to construct and start up facilities on budget and in a timely fashion, which is partially dependent on obtaining required construction, environmental and other permits issued by federal, state and municipal governments, or agencies thereof, the availability of specialized contractors and laborers, and the price of and demand for materials;

•	our ability to hire, train, and retain qualified personnel and key management to execute our business strategy;

•

weather, weather-related conditions and other natural phenomena, including, but not limited to, their potential impact on demand for the commodities we sell and the operation of company-owned and third party-owned infrastructure;

•	security threats such as terrorist attacks, and cybersecurity attacks and breaches, against, or otherwise impacting, our facilities and systems; and

•	our ability to obtain insurance on commercially reasonable terms, if at all, as well as the adequacy of insurance to cover our losses.

You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other forward-looking information. Before you invest, you should be aware that the occurrence of any of the events described in the “Risk Factors” section of this prospectus supplement, the accompanying base prospectus, and of the documents that are incorporated herein by reference could substantially harm our business, results of operations and financial condition. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

GLOSSARY OF TERMS

The following is a list of certain industry terms used throughout this prospectus supplement and the accompanying base prospectus:

Bcf/d	billion cubic feet per day

Credit Agreement	Credit Agreement governing our $1.4 billion unsecured revolving credit facility, maturing December 9, 2024

Fractionation	the process by which natural gas liquids are separated into individual components

MBbls/d	thousand barrels per day

NGLs	natural gas liquids

S-iv

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should carefully read this prospectus supplement, the accompanying base prospectus, and the documents and information incorporated by reference for a more complete understanding of our business and the terms of our notes, as well as the material tax and other considerations that are important to you in making your investment decision. You should pay special attention to “Risk Factors” beginning on page S-10 of this prospectus supplement, on page 5 of the accompanying base prospectus, and in the 2020 10-K, as updated by information included in our subsequent filings with the Securities and Exchange Commission (“SEC”) that are incorporated by reference herein, to determine whether an investment in our notes is appropriate for you.

DCP Midstream Operating, LP

DCP Operating is a wholly owned subsidiary of DCP, a Delaware limited partnership formed in August 2005 by DCP Midstream, LLC to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. The notes offered hereby by DCP Operating will be fully and unconditionally guaranteed by DCP. All operations of DCP are conducted through its operating subsidiaries.

Our Operations

Our operations are organized into two business segments: Logistics and Marketing and Gathering and Processing. Our Logistics and Marketing segment includes transporting, trading, marketing, and storing natural gas and NGLs, and fractionating NGLs. Our Gathering and Processing segment consists of gathering, compressing, treating, and processing natural gas, producing and fractionating NGLs, and recovering condensate.

Our Business Strategy

Our primary business objectives are to achieve sustained company profitability, a strong balance sheet and profitable growth, thereby sustaining and ultimately growing our cash distribution per unit. We intend to accomplish these objectives by prudently executing the following business strategies:

Operational Performance. We believe our operating efficiency and reliability enhance our ability to attract new natural gas supplies by enabling us to offer more competitive terms, services and service flexibility to producers. Our logistics assets and gathering and processing systems consist of high-quality, well-maintained facilities, resulting in low-cost, efficient operations. Our goal is to establish a reputation in the midstream industry as a reliable, safe and low-cost supplier of services to our customers. We will continue to pursue incremental revenue, cost efficiencies and operating improvements of our assets through process and technology improvements. We seek to increase the utilization of our existing facilities by providing additional services to our existing customers, by establishing relationships with new customers and by strategically rationalizing assets. In addition, we maximize efficiency by coordinating the completion of new facilities in a manner that is consistent with the expected production that supports them.

Organic Growth. We intend to use our strategic asset base in the United States and our position as one of the largest processors of natural gas, and as one of the largest producers and marketers of NGLs in the United States, as a platform for future growth. We plan to grow our business by constructing new NGL and natural gas pipeline infrastructure and expanding existing infrastructure.

Strategic Partnerships and Acquisitions. We intend to pursue economically attractive and strategic partnership and acquisition opportunities within the midstream energy industry, both in new and existing lines of business, and areas of operation.

Our Competitive Strengths

We are one of the largest processors of natural gas and one of the largest producers and marketers of NGLs in the United States. In 2020, our total wellhead volume was approximately 4.6 Bcf/d of natural gas and we produced an average of approximately 400 MBbls/d of NGLs. We provide natural gas gathering services to the wellhead, and leverage our strategic footprint to extend the value chain through our integrated NGL and natural gas pipelines and marketing infrastructure. We believe our ability to provide all of these services gives us an advantage in competing for new supplies of natural gas because we can provide substantially all services to move natural gas and NGLs from wellhead to market, and creates value for our customers. We believe that we are well-positioned to execute our business strategies and achieve one of our primary business objectives of sustaining our cash distribution per unit because of the following competitive strengths:

Integrated Logistics and Marketing Operations. We believe the strategic location of our assets coupled with their geographic diversity and our reputation for running our business reliably and effectively, presents us with continuing opportunities to provide competitive services to our customers and attract new natural gas production to our gathering and processing operations. We have connected our gathering and processing operations to key markets with NGL pipelines that we own or operate to offer our customers a competitive, integrated midstream service. We have strategically located NGL transportation pipelines that provide takeaway capabilities for our gathering and processing operations in the Permian Basin, the Denver-Julesburg Basin (“DJ Basin”), the Midcontinent, East Texas, the Gulf Coast, South Texas, and Central Texas. Our NGL pipelines connect to various natural gas processing plants and transport the NGLs to fractionation facilities, a petrochemical plant, a third-party underground NGL storage facility and other markets along the Gulf Coast. Our Logistics and Marketing operations also consist of multiple downstream assets including NGL fractionation facilities, an NGL storage facility and a residue gas storage facility.

Strategically Located Gas Gathering and Processing Operations. Our assets are strategically located in areas with the potential for increasing our wellhead volumes and cash flow generation. We have operations in some of the largest producing regions in the United States, including the DJ Basin, Midcontinent, Permian Basin, and Eagle Ford. In addition, we operate one of the largest portfolios of natural gas processing plants in the United States. Our gathering systems and processing plants are connected to numerous key natural gas pipeline systems that provide producers with access to a variety of natural gas market hubs.

Stable Cash Flows. Our operations consist of a mix of fee-based and commodity-based services, which together with our commodity hedging program, are intended to generate relatively stable cash flows. The long-term growth in our fee-based earnings will reduce the impact of unhedged margins. Additionally, while certain of our gathering and processing contracts subject us to commodity price risk, we have mitigated a portion of our currently anticipated commodity price risk associated with the equity volumes from our gathering and processing operations with fixed price commodity swaps.

Established Relationships with Oil, Natural Gas and Petrochemical Companies. We have long-term relationships with many of our suppliers and customers, and we expect that we will continue to benefit from these relationships.

Digital Transformation. We are driving workforce efficiencies through automation, improving safety, and decreasing emissions via real-time monitoring and predictive analytics, and optimizing margins while increasing cost efficiencies.

Experienced Management Team. Our senior management team and board of directors have extensive experience in the midstream industry. We believe our management team has a proven track record of enhancing value through organic growth and the acquisition, optimization and integration of midstream assets.

Affiliation with DCP Midstream, LLC and its Owners. Our relationship with DCP Midstream, LLC and its owners, Phillips 66 and Enbridge Inc., should continue to provide us with significant business opportunities. Through our relationship with DCP Midstream, LLC and its owners, we believe our strong commercial relationships throughout the energy industry, including with major producers of natural gas and NGLs in the United States, will help facilitate the implementation of our strategies. DCP Midstream, LLC has a significant interest in us through its ownership, together with our general partner, of an approximately 57% limited partner interest in DCP.

Principal Executive Office and Internet Address

Our principal executive office is located at 370 17th Street, Suite 2500, Denver, Colorado 80202, and our telephone number is (303) 595-3331. DCP’s website is located at www.dcpmidstream.com. DCP makes its periodic reports and other information filed with or furnished to the SEC available, free of charge, through its website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on this website or any other website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

Ownership of DCP Midstream Operating, LP

The chart below depicts our organization and ownership structure as of the date of this prospectus supplement.

THE OFFERING

Issuer	DCP Midstream Operating, LP

Notes Offered	$400,000,000 aggregate principal amount of 3.250% Senior Notes due 2032. For a detailed description of the notes, see “Description of the Notes.”

Guarantee	DCP Midstream, LP will fully and unconditionally guarantee the notes. Initially, the notes will not be guaranteed by any of our subsidiaries. In the future, however, if any of our subsidiaries become guarantors or co-obligors in respect of any of our or DCP’s Funded Debt (as defined herein), then such subsidiaries will, jointly and severally, fully and unconditionally, guarantee our payment obligations under the notes. See “Description of the Notes—Guarantee.”

Interest Rate	Interest will accrue on the notes from and including November 19, 2021 at a rate of 3.250% per annum.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2022.

Maturity	The notes will mature on February 15, 2032 unless redeemed prior to maturity.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $395 million after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for the repayment of indebtedness under our revolving credit facility and for general partnership purposes. We may temporarily invest certain net proceeds in short-term marketable securities until they are used for their stated purpose. See “Use of Proceeds.”

Affiliates of the underwriters are lenders under our revolving credit facility. To the extent we use proceeds from this offering to repay indebtedness under our revolving credit facility, such affiliates may receive a portion of the net proceeds of this offering. See “Underwriting.”

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness and senior to any of our subordinated indebtedness. The guarantee of notes by DCP will rank equally in right of payment with DCP’s existing and future senior unsecured indebtedness and senior in right of payment to any subordinated debt DCP may incur. If the notes offered hereby had been outstanding on September 30, 2021, on an as adjusted basis as described in “Capitalization,” we would have had approximately $4,382 million of outstanding indebtedness that would rank equally in right of payment to the notes, and DCP would have had approximately $4,382 million of indebtedness and guarantees that would rank equally in right of payment with its guarantee of the notes.

The notes and the guarantee of the notes by DCP will be effectively junior to our and DCP’s secured debt to the extent of the value of the assets securing the debt, and structurally subordinated to all existing and future obligations of our subsidiaries. As of September 30, 2021, neither we nor DCP had any secured indebtedness, with the exception of indebtedness owing under the accounts receivable securitization facility. See “Description of the Notes—General.”

Optional Redemption	We may redeem the notes, in whole or in part, at any time prior to August 15, 2031 (six months before the maturity date of the notes), at our option by paying the applicable redemption price described under “Description of the Notes—Optional Redemption.”

At any time on or after August 15, 2031 (six months before the maturity date of the notes), we may redeem any or all of the notes at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Repurchase upon a Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event (as defined herein), we must offer to repurchase the notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Repurchase upon a Change of Control Triggering Event.”

Covenants	We will issue the notes under our indenture dated September 30, 2010 with The Bank of New York Mellon Trust Company, N.A., as trustee, and a supplemental indenture that will govern the notes (together, the “indenture”). The indenture will contain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	create liens on our principal properties;

•	engage in sale and leaseback transactions; and

•	merge or consolidate with another entity or sell, lease or transfer substantially all of our properties or assets to another entity.

These covenants are subject to several important exceptions, limitations and qualifications. See “Description of the Notes—Additional Covenants,” “Description of the Notes—Limitation on Liens” and “Description of the Notes—Limitation on Sale-Leaseback Transactions.”

Further Issuances	We may, from time to time, without notice to or the consent of the holders of the notes, issue additional notes having the same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the notes, will constitute a single series under the indenture.

Listing and Trading	We do not intend to list the notes for trading on any securities exchange. We can provide no assurance as to the liquidity of, or development of any trading market for, the notes.

Form	The notes will be issued and maintained in book-entry form registered in the name of The Depository Trust Company or its nominee, except under limited circumstances. See “Description of the Notes—Book-Entry System.”

Governing Law	The indenture and the notes will provide that they are governed by, and are to be construed in accordance with, the laws of the State of New York.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and page 5 of the accompanying base prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, as well as other cautionary statements in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein regarding risks you should consider before investing in our notes.

Material U.S. Federal Income Tax Consequences	For a discussion of material U.S. federal income tax considerations that may be relevant to prospective holders of notes who are individual citizens or residents of the United States, see “Material U.S. Federal Income Tax Consequences” in this prospectus supplement and “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus.

Trustee	The Bank of New York Mellon Trust Company, N.A.

SUMMARY HISTORICAL FINANCIAL DATA

The following table sets forth DCP’s summary historical financial data as of and for the dates and periods indicated. DCP’s summary historical financial data as of and for the years ended December 31, 2020, 2019, and 2018 are derived from DCP’s audited consolidated financial statements. DCP’s summary historical financial data as of and for the nine months ended September 30, 2021 and 2020 are derived from DCP’s unaudited consolidated financial statements. The historical financial information may not be indicative of DCP’s future performance. You should read this data in conjunction with the 2020 10-K and DCP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, both of which are incorporated by reference into this prospectus supplement.

	Nine Months ended September 30,		Year ended December 31,
	2021	2020	2020	2019	2018
	(millions, except per unit amounts)

Statements of Operations Data:
Sales of natural gas, NGLs and condensate	$7,538	$4,031	$5,691	$7,199	$9,374
Transportation, processing and other	387	330	455	439	489
Trading and marketing (losses) gains, net	(695)	156	156	(13)	(41)

Total operating revenues	7,230	4,517	6,302	7,625	9,822

Operating costs and expenses:
Purchases and related costs	6,387	3,338	4,743	6,022	8,019
Operating and maintenance expense	482	447	607	728	760
Depreciation and amortization expense	273	284	376	404	388
General and administrative expense	158	173	253	275	276
Asset impairments	20	746	746	247	145
Other (income) expense, net	(4)	12	15	8	11
Loss on sale of assets, net	1	—	—	80	—
Restructuring costs	—	9	9	11	—

Total operating costs and expenses	7,317	5,009	6,749	7,775	9,599

Operating (loss) income	(87)	(492)	(447)	(150)	223
Loss on financing activities	—	—	—	—	(19)
Interest expense	(227)	(226)	(302)	(304)	(269)
Earnings from unconsolidated affiliates (a)	393	331	447	474	370

Income (loss) before income taxes	79	(387)	(302)	20	305
Income tax (expense) benefit	—	(2)	—	1	(3)

Net income (loss)	79	(389)	(302)	21	302
Net income attributable to noncontrolling interests	(3)	(3)	(4)	(4)	(4)

Net income (loss) attributable to partners	76	(392)	(306)	17	298
Series A preferred limited partners’ interest in net income	(28)	(28)	(37)	(37)	(37)
Series B preferred limited partners’ interest in net income	(10)	(9)	(13)	(13)	(8)
Series C preferred limited partners’ interest in net income	(7)	(7)	(9)	(9)	(2)

General partner interest in net income	—	—	—	(118)	(164)

	Nine Months ended September 30,		Year ended December 31,
	2021	2020	2020	2019	2018
	(millions, except per unit amounts)
Net income (loss) allocable to common unitholders	$31	$(436)	(365)	$(160)	$87

Net income (loss) per common unit-basic and diluted	$0.15	$(2.09)	$(1.75)	$(1.05)	$0.61

Balance Sheet Data (at period end):
Property, plant and equipment, net	$7,775	$8,046	$7,993	$8,811	$9,135
Total assets	$13,696	$12,914	$12,957	$14,127	$14,266
Accounts payable	$1,296	$536	$720	$773	$926
Long-term debt	$5,325	$5,244	$5,119	$5,321	$4,782
Partners’ equity	$5,640	$5,854	$5,834	$6,605	$7,268
Noncontrolling interests	$26	$28	$27	$28	$29
Total equity	$5,666	$5,882	$5,861	$6,633	$7,297

Other Information:
Cash distributions declared per unit	$1.17	$1.56	$1.56	$3.12	$3.12
Cash distributions paid per unit	$1.17	$1.56	$1.95	$3.12	$3.12
Sustaining capital expenditures	$44	$23	$45	$83	$97
Expansion capital expenditures	$27	$193	$205	$436	$498

(a)

Includes our proportionate share of the earnings of our unconsolidated affiliates including an impairment of $61 million of our equity investment in Discovery Producer Services LLC during the nine months ended September 30, 2020 and year ended December 31, 2020. Earnings include the amortization of the net difference between the carrying amount of the investments and the underlying equity of the entities.

RISK FACTORS

An investment in our notes is subject to uncertainties and risks. Before you invest in our notes, you should carefully consider the following risk factors together with those risk factors included in the 2020 10-K, which are incorporated herein by reference, together with all of the other information included in this prospectus supplement, in evaluating an investment in our notes. To the extent the COVID-19 pandemic adversely affects our business, operations, financial condition and operating results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section (including those described in the 2020 10-K, which are incorporated by reference in this prospectus supplement), such as those relating to our high level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness. If any of the events or circumstances discussed below or in the foregoing documents actually occurs, our business, financial condition, results of operations or cash flow could be materially adversely affected. In that case, the value of the notes could decline and you could lose all or part of your investment and not realize any return.

Risks Related to the Notes

Your ability to transfer the notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

Although we have registered the notes under the Securities Act of 1933, as amended (the “Securities Act”), we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. An active market for the notes may not exist or develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire. In addition, ratings agencies assign ratings to our debt securities and to DCP Operating from time to time. If any ratings agency were to downgrade any of these ratings, or issue a notice of potential downgrade, the trading price of the notes could decline.

The notes will be senior unsecured obligations of DCP Operating and not guaranteed by any of its subsidiaries. As a result, the notes will be effectively junior to DCP Operating’s existing and future secured debt and structurally subordinated to all debt and other liabilities of its subsidiaries.

The notes will be DCP Operating’s senior unsecured obligations and will rank equally in right of payment with all of its other existing and future senior unsecured debt. All of DCP Operating’s operating assets are owned by subsidiaries of DCP Operating, and none of these subsidiaries will initially guarantee DCP Operating’s obligations with respect to the notes. Creditors of DCP Operating’s subsidiaries may have claims with respect to the assets of those subsidiaries that rank effectively senior to the notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or bankruptcy proceeding, the claims of those creditors would be satisfied prior to making any such distribution or payment to DCP Operating in respect of its direct or indirect equity interests in such subsidiaries. Consequently, after satisfaction of the claims of such creditors, there may be little or no funds remaining that are available to make payments in respect of the notes.

As of September 30, 2021, DCP Operating’s subsidiaries had no debt for borrowed money owing to any unaffiliated third parties, other than the amounts borrowed under the accounts receivable securitization facility. Such subsidiaries will not be prohibited under the indenture governing the notes from incurring indebtedness in the future. In addition, because the notes and the guarantee of the notes by DCP will be unsecured, holders of any secured indebtedness of DCP Operating or DCP would have claims with respect to the assets constituting collateral for such indebtedness that would be senior to the claims of the holders of the notes. Currently, neither

DCP Operating nor DCP has any secured indebtedness, with the exception of indebtedness owing under the accounts receivable securitization facility. Although the indenture governing the notes will place some limitations on the ability of DCP Operating to create liens securing debt, there will be significant exceptions to these limitations that will allow DCP Operating to secure significant amounts of indebtedness without equally and ratably securing the notes. If DCP Operating or DCP incurs secured indebtedness and such indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization, the assets of DCP Operating or DCP, as the case may be, would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Consequently, any such secured indebtedness would effectively be senior to the notes and the guarantee of the notes by DCP, to the extent of the value of the collateral securing such indebtedness. In that event, you may not be able to recover all the principal or interest you are due under the notes.

Our level of existing indebtedness, and any future indebtedness, as well as the restrictions in our debt agreements may adversely affect our future financial and operating flexibility and our ability to service the notes.

As of September 30, 2021, our consolidated indebtedness was approximately $5,680 million, and on an as adjusted basis as described in “Capitalization,” our consolidated indebtedness would have been approximately $5,680 million. As of November 2, 2021, there was approximately $522 million outstanding under our revolving credit facility, resulting in unused revolver borrowing capacity of approximately $866 million, net of $12 million of letters of credit. Our existing indebtedness and the additional debt we may incur in the future for, among other things, working capital, capital expenditures, acquisitions or operating activities may adversely affect our liquidity and, therefore, our ability to make interest payments on the notes.

Debt service obligations and restrictive covenants in our revolving credit facility, the indentures governing our existing notes, and the indenture governing the notes may adversely affect our and DCP’s ability to finance future operations, pursue acquisitions, and fund other capital needs, as well as our ability to make cash distributions to DCP such that it can make cash distributions to its unitholders. In addition, this leverage may make our results of operations more susceptible to adverse economic or operating conditions by limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, and may place us at a competitive disadvantage as compared to our competitors that have less debt.

If we incur any additional indebtedness, including trade payables, that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. This may have the effect of reducing the amount of proceeds paid to noteholders. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of the Notes.”

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, and our ability to make payments on our indebtedness depends on the performance of these entities and their ability to distribute funds to us.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We do not have significant assets other than equity in our subsidiaries and equity method investments. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit instruments, applicable state business organization laws and other laws and regulations. If our subsidiaries are prevented from distributing funds to us, we may be unable to pay all the principal and interest on the notes when due. Further, if we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes or at such time as we may be required to repurchase the notes upon a Change of Control Triggering Event, we may be required to adopt one or more alternatives, such as a refinancing of the notes or a sale of assets. We may not be able to refinance the notes or sell assets on acceptable terms, or at all.

We may be unable to purchase the notes upon a Change of Control Triggering Event.

The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of the repurchase. The occurrence of a Change of Control Triggering Event could cause an event of default under our revolving credit facility, and therefore could cause us to have to repay amounts outstanding thereunder, and any financing arrangements we may enter into in the future may also require repayment of amounts outstanding in the event of a Change of Control Triggering Event, and therefore limit our ability to fund the repurchase of the notes pursuant to the Change of Control Offer (as defined under “Description of the Notes—Repurchase upon a Change of Control Triggering Event”). It is possible that we will not have sufficient funds, or be able to arrange for additional financing, at the time of the Change of Control Triggering Event to make the required repurchase of notes. If we have insufficient funds to repurchase all notes that holders tender for purchase pursuant to the Change of Control Offer, and we are unable to raise additional capital, an event of default would occur under the indenture governing the notes. An event of default could cause any other debt that we may have at that time to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the notes. We cannot assure you that additional capital would be available to us on acceptable terms, or at all. See “Description of the Notes—Repurchase upon a Change of Control Triggering Event.”

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

Unlike a corporation, DCP is required pursuant to its limited partnership agreement to distribute, on a quarterly basis, 100% of its available cash to its unitholders of record. Available cash is generally defined as all of DCP’s cash on hand as of the end of a fiscal quarter, adjusted for cash distributions and net changes to reserves. DCP’s general partner will determine the amount and timing of our available cash distributions and has broad discretion to establish and make additions to its reserves or the reserves of DCP’s operating subsidiaries in amounts it determines in its reasonable discretion to be necessary or appropriate to:

•	provide for the proper conduct of DCP’s business, including reserves for future capital expenditures and anticipated credit needs;

•	comply with applicable law or any debt instrument or other agreement or obligation;

•	provide funds to make payments on the 7.375% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units;

•	provide funds to make payments on the 7.875% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units;

•	provide funds to make payments on the 7.95% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units; or

•	provide funds for distributions to DCP’s common unitholders for any one or more of the next four quarters.

Although DCP’s payment obligations to its unitholders are subordinate to our payment obligations to noteholders, the value of DCP’s units may decrease with decreases in the amount that DCP distributes per unit. Accordingly, if we experience a liquidity problem in the future, the value of DCP’s units may decrease, and DCP may not be able to issue equity to recapitalize or otherwise improve our liquidity.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, our other outstanding notes, and our indebtedness under our revolving credit facility, if any, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our indebtedness, including the notes offered hereby, our other outstanding notes, and our revolving credit facility, depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities, or that future borrowings will be available to us, in an amount sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and would permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our revolving credit agreement and the indenture. In the absence of such cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. However, our revolving credit agreement contains restrictions on our ability to dispose of assets. We may not be able to consummate those dispositions, and any proceeds may not be adequate to meet our debt service obligations then due. See “Description of the Notes.”

The credit and business risk profiles of DCP’s parent company could adversely affect our credit ratings and profile.

The credit and business risk profiles of DCP’s parent company, DCP Midstream, LLC, may be factors in credit evaluations of us due to its indirect control of us and the significant influence it has over our business activities, including our cash distributions, acquisition strategy and business risk profile. Another factor that may be considered in such credit evaluations is the financial condition of DCP Midstream, LLC, including the degree of its financial leverage and its dependence on cash flow from us to service its indebtedness.

An increase in market interest rates could result in a decrease in the market value of the notes.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase notes bearing interest at fixed rates of interest and market interest rates increase, the market value of those notes may decline. We cannot predict the future level of market interest rates.

DCP’s tax treatment will depend on DCP’s status as a partnership for U.S. federal income tax purposes, as well as DCP being subject to minimal entity-level taxation by individual states. If the Internal Revenue Service, or IRS, were to treat DCP as a corporation or DCP becomes subject to a material amount of entity-level taxation for state purposes, it would substantially reduce the amount of cash available for payment of principal and interest on the notes.

If DCP were treated as a corporation for U.S. federal income tax purposes, DCP would pay U.S. federal income tax on its taxable income at the corporate tax rate, which is currently 21%, and would likely pay state income tax at varying rates. Treatment of DCP as a corporation for U.S. federal tax purposes would result in a material reduction in the anticipated cash flow, which could materially and adversely affect our ability to make payments on the notes.

The present U.S. federal income tax treatment of publicly traded partnerships, including DCP, may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively. Moreover, any such modification could make it more difficult or impossible for DCP to meet the exception which allows publicly traded partnerships that generate qualifying income to be treated as partnerships (rather than corporations) for U.S. federal income tax purposes or affect or cause DCP to change its business activities. One such recent proposed modification was contained in the Biden Administration’s budget proposal released on May 28, 2021, which would repeal the application of the qualifying income exception to partnerships with income and gains from activities relating to fossil fuels for taxable years beginning after 2026. Additionally, Senate Finance Committee Chair Ron Wyden recently proposed legislation that would repeal the application of the qualifying income exception to all partnerships for taxable years beginning after 2022. Any such change could negatively impact the amount of cash DCP has to make payments on the notes. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, DCP is required to pay the State of Texas a margin tax that is generally assessed at 0.75% of taxable margin apportioned to Texas. Imposition of such a tax on DCP by any other state will reduce the amount of cash we have to make payments on the notes.

If the IRS makes audit adjustments to our income tax returns for tax years beginning after 2017, the IRS (and some states) may collect any resulting taxes (including any applicable penalties and interest) directly from us, in which case our cash available for payment on the notes and our other debt obligations could be substantially reduced.

If the IRS makes audit adjustments to our income tax returns for tax years beginning after December 31, 2017, it may collect any resulting taxes (including any applicable penalties and interest) directly from us. We will generally have the ability to shift any such tax liability to our general partner and our unitholders in accordance with their interests in us during the year under audit, but there can be no assurance that we will be able to do so (and will choose to do so) under all circumstances, or that we will be able to (or choose to) effect corresponding shifts in state income or similar tax liability resulting from the adjustment in states in which we do business in the year under audit or in the adjustment year. If we make payments of taxes, penalties and interest resulting from audit adjustments, our cash available for payment on the notes and our other debt obligations could be substantially reduced.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $395 million after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for the repayment of indebtedness under our revolving credit facility and for general partnership purposes. We may temporarily invest certain net proceeds in short-term marketable securities until they are used for their stated purpose.

As of November 2, 2021, we had approximately $522 million of outstanding borrowings and $12 million in letters of credit under our revolving credit facility. The revolving credit facility matures on December 9, 2024. Indebtedness under the revolving credit facility bears interest at either: (1) LIBOR, plus an applicable margin of 1.35% based on our current credit rating; or (2) (a) the base rate, which is the higher of the prime rate, the Federal Funds rate plus 0.50% or the LIBOR Market Index rate plus 1.00%, plus (b) an applicable margin of 0.35% based on our current credit rating. We incur an annual facility fee under the revolving credit facility based on our current credit rating. This fee is currently 0.275% and is paid on drawn and undrawn portions of the $1.4 billion revolving credit facility. We use loans under our revolving credit facility for working capital and other general partnership purposes.

Affiliates of the underwriters are lenders under our revolving credit facility. To the extent we use proceeds from this offering to repay indebtedness under our revolving credit facility, such affiliates may receive a portion of the net proceeds of this offering. See “Underwriting.”

CAPITALIZATION

The following table sets forth DCP’s capitalization and cash and cash equivalents as of September 30, 2021:

•	on a historical basis; and

•	on an as adjusted basis to give effect to the sale of the notes in this offering and the application of net proceeds therefrom as described in “Use of Proceeds.”

You should read this table in conjunction with, and it is qualified in its entirety by reference to, our financial statements and the accompanying notes incorporated by reference into this prospectus supplement and the accompanying base prospectus and “Use of Proceeds” in this prospectus supplement.

	As of September 30, 2021
	Historical	As adjusted
Cash and cash equivalents	$3	$3

Debt:
Revolving credit facility(1)	$552	$157
4.95% Senior Notes due 2022	350	350
3.875% Senior Notes due 2023	500	500
5.375% Senior Notes due 2025	825	825
5.625% Senior Notes due 2027	500	500
5.125% Senior Notes due 2029	600	600
8.125% Senior Notes due 2030	300	300
3.250% Senior Notes due 2032 offered hereby	—	400
6.45% Senior Notes due 2036	300	300
6.75% Senior Notes due 2037	450	450
5.60% Senior Notes due 2044	400	400
5.85% Subordinated Notes due 2043	550	550
Accounts Receivable Securitization Facility	350	350

Total principal amount	$5,677	$5,682

Fair value adjustments related to interest rate swap fair value hedges	16	16
Unamortized issuance costs	(33)	(34)
Unamortized discount	(6)	(10)
Finance lease liabilities	26	26

Total debt	$5,680	$5,680

Equity:
Common units	$4,885	$4,885
Series A Preferred Units (500,000 outstanding as of September 30, 2021)	$499	$499
Series B Preferred Units (6,450,000 outstanding as of September 30, 2021)	156	156
Series C Preferred Units (4,400,000 outstanding as of September 30, 2021)	106	106
Accumulated other comprehensive loss	(6)	(6)

Total partners’ equity	$5,640	$5,640
Noncontrolling interests	26	26

Total equity	$5,666	$5,666

Total capitalization	$11,346	$11,346

(1)	As of November 2, 2021, we had $522 million in outstanding borrowings under our revolving credit facility and $12 million in letters of credit.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the general description of the debt securities of DCP Operating included in the accompanying prospectus under the caption “Description of the Debt Securities.” The notes offered hereby will be a series of senior unsecured debt securities issued by DCP Operating and guaranteed by DCP, as described herein and therein. You should review this description together with the description of the debt securities included in the accompanying prospectus. To the extent that this description is inconsistent with the description in the accompanying prospectus, this description will control and replace the inconsistent description in the accompanying prospectus.

We are currently a party to an indenture with The Bank of New York Mellon Trust Company, N.A., as trustee, dated September 30, 2010, pursuant to which we may issue multiple series of debt securities from time to time. At the closing of this offering, we will issue notes under this indenture, as amended and supplemented by a supplemental indenture setting forth the specific terms applicable to the notes. In this description, when we refer to the “indenture,” we mean that indenture as so amended and supplemented by the supplemental indenture.

We have summarized some of the material provisions of the notes and the indenture below. The summary supplements the description of additional material provisions in the accompanying prospectus that may be important to you. We also urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. You may request copies of the indenture from us as set forth under “Description of the Notes—Additional Information.” Capitalized terms defined in the accompanying prospectus and the indenture have the same meanings when used in this prospectus supplement. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The registered holder of a note will be treated as the owner of the note for all purposes. Only registered holders will have rights under the indenture.

General

The notes will be:

•	our senior unsecured obligations ranking equally in right of payment with all of our existing and future senior unsecured indebtedness, including indebtedness under our revolving credit facility;

•	senior in right of payment to any of our subordinated indebtedness;

•	effectively junior to any of our future secured indebtedness to the extent of the collateral securing such indebtedness;

•	structurally subordinated to all debt and other liabilities of our subsidiaries; and

•	fully and unconditionally guaranteed by DCP on a senior unsecured basis.

Guarantee

Our obligations under the notes and the indenture will be fully and unconditionally guaranteed by DCP. The guarantee will provide that upon a default in payment of principal of, or premium, if any, or interest on the notes, the trustee, on behalf of the holders of the notes, may institute legal proceedings directly against DCP to enforce the guarantee without first proceeding against us. The guarantee by DCP will be:

•

a general unsecured obligation of DCP ranking equally in right of payment with all of DCP’s existing and future senior unsecured indebtedness, including indebtedness under our revolving credit facility, to which DCP is also a party as a guarantor;

•	senior in right of payment to any of DCP’s subordinated indebtedness;

•	effectively junior to any future secured indebtedness of DCP to the extent of the collateral securing such indebtedness; and

•	structurally subordinated to all debt and other liabilities of DCP’s subsidiaries.

Initially, the notes will not be guaranteed by any of our subsidiaries. In the future, however, if any of our subsidiaries become guarantors or co-obligors of our or DCP’s Funded Debt (as defined below), then those subsidiaries will jointly and severally, fully and unconditionally, guarantee our payment obligations under the notes. In that instance, each such subsidiary guarantor will execute a supplement to the indenture to provide its guarantee.

“Funded Debt” means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the notes or the trustee, increase the principal amount of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with such previously issued notes for all purposes under the indenture.

Principal, Maturity and Interest

We will issue the notes in an initial aggregate principal amount of $400,000,000. The notes will mature on February 15, 2032, and will bear interest at the annual rate of 3.250%. Interest on the notes will accrue from November 19, 2021 and will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2022. We will make each interest payment on the notes to the holders that are of record at the close of business on the February 1 and August 1 preceding such interest payment date (whether or not a business day). Interest on the notes will be computed and paid on the basis of a 360-day year consisting of twelve 30-day months.

Form, Denomination and Registration of Notes

The notes will be issued in registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global notes, as described below under “—Book-Entry Delivery and Settlement.”

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. No service charge will be imposed in connection with any transfer or exchange of any note, but we, the registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require such holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any notes selected for redemption. Also, we are not required to transfer or exchange any notes in respect of which a notice of redemption has been given or for a period of 15 days before a selection of the notes to be redeemed.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar; provided, however, that we will be required to maintain at all times an office or agency in the Borough of Manhattan, The City of New York (which may be an office of the trustee or an affiliate of the trustee or the registrar or a co-registrar for the notes) where the notes may be presented for payment and where notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon us in respect of the notes and the indenture may be served. We may also from time to time designate one or more additional offices or agencies where the notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.

Optional Redemption

Prior to August 15, 2031 (six months before the maturity date of the notes), we will have the right to redeem the notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the principal amounts of the notes to be redeemed and the remaining scheduled payments of interest on such notes (exclusive of interest accrued to the redemption date) discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but not including such redemption date. At any time on or after August 15, 2031 (six months before the maturity date of the notes), we will have the right to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date for notes, (1) the average of four Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of all of the Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) J.P. Morgan Securities LLC, Mizuho Securities USA LLC and RBC Capital Markets, LLC, each of which is a primary U.S. government securities dealer in the United States of America (a “Primary Treasury Dealer”), and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer and (ii) one other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding any redemption date.

Redemption Procedures

If fewer than all of the outstanding notes are to be redeemed at any time, such notes will be selected for redemption not more than 60 days prior to the redemption date and such selection will be made by the trustee on a pro rata basis or by lot (whichever is consistent with the trustee’s customary practice); provided, that if the notes are represented by global notes, interests in such global notes will be selected for redemption by The Depository Trust Company (“DTC”) in accordance with its customary procedures; provided further, that no partial redemption of any note will occur if such redemption would reduce the principal amount of such note to less than $2,000.

Notices of redemption may be subject to one or more conditions precedent specified in the notice of redemption. If a notice of redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions have been satisfied or waived (provided, that in no event shall such redemption date be delayed to a date later than 60 days after the date on which such notice was sent), or such redemption may not occur and such notice may be rescinded if any or all such conditions have not been satisfied or waived by the redemption date, or by the redemption date as so delayed. We will provide written notice of the satisfaction or waiver of such conditions, the delay of such redemption date or the rescission of such notice of redemption to the trustee no later than one business day prior to the redemption date, and the trustee shall provide such notice to each holder of the notes in the same manner in which the notice of redemption was given. Upon receipt of such notice of the delay of such redemption date or the rescission of such notice of redemption, such redemption date shall be automatically delayed or such notice of redemption shall be automatically rescinded, as applicable, and the redemption of the notes shall be automatically delayed or rescinded and cancelled, as applicable, as provided in such notice. Notices of redemption with respect to the notes will be sent at least ten but not more than 60 days before the redemption date to each holder of notes to be redeemed at such holder’s registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption will become due on the date fixed for redemption, subject to any conditions precedent set forth in the notice of redemption. On and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption unless we default in payment of the redemption price.

Repurchase Upon A Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem all the notes described under “—Optional Redemption,” each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a cash purchase price equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the related interest payment date that has accrued on or prior to the date of purchase.

Within 30 days following any Change of Control Triggering Event, we will send a notice to each holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the “Change of Control Payment Date” specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the indenture and described in such notice. Holders of notes electing to have notes repurchased pursuant to a Change of Control Offer will be required to surrender their notes, with such customary documents of surrender and transfer as we may reasonably request duly completed or transfer their notes by book-entry transfer, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver, or cause to be delivered, to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

On the Change of Control Payment Date, the paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, it will make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require us to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture will not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us, and such third-party purchases all of the notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

If holders of not less than 90% of the aggregate principal amount of the outstanding notes are validly tendered and not withdrawn in a Change of Control Offer and we (or the third party making the Change of Control Offer) purchase all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than ten nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes that remain outstanding to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that has accrued on or prior to the redemption date).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of DCP and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of DCP and its subsidiaries’ assets taken as a whole to another Person or group may be uncertain.

“Change of Control” means the occurrence of either of the following after the original issue date of the notes:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of DCP and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

•

the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as defined above), other than DCP, DCP’s general partner, DCP Midstream, LLC, and Phillips 66 and Enbridge Inc. and their respective subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of DCP, DCP’s general partner, or DCP Midstream, LLC, measured by voting power rather than percentage of interests.

“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by either a downgrade or withdrawal of the rating of the notes within the Ratings Decline Period by all three Named Rating Agencies, as a result of which the rating of the notes by each Named Rating Agency on any day during such Ratings Decline Period is below Investment Grade; provided, however that no Change of Control Triggering Event will be deemed to have occurred in connection with any reduction in rating if the Named Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing, at its request, that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control.

“Fitch” means Fitch Ratings, Ltd.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) or the equivalent investment grade credit rating from any replacement agent selected by DCP in accordance with the definition of “Named Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc.

“Named Rating Agency” means:

•	each of Moody’s, S&P and Fitch; and

•

if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes, as the case may be, publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) under the Exchange Act selected by us as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the occurrence of a Change of Control and (ii) ends 60 days following consummation of such Change of Control.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

Consolidation, Merger, Conveyance or Transfer—DCP Operating

The indenture will provide that DCP Operating may not directly or indirectly consolidate with or merge with or into any other corporation, partnership, joint venture, joint stock company, association, trust, unincorporated organization or limited liability company (collectively, with any individual, government or agency or political subdivision of any government or agency, “Person”), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and properties and the assets and properties of its subsidiaries (taken as a whole with the assets and properties of DCP Operating) to another Person in one or more related transactions unless:

•

either: (a) in the case of a merger or consolidation, DCP Operating is the survivor; or (b) the Person formed by, or surviving any such consolidation or merger (if other than DCP Operating), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, is a Person formed, organized or existing under the laws of the United States, any state thereof or the District of Columbia;

•

the Person formed by, or surviving any such consolidation or merger (if other than DCP Operating), or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, expressly assumes all of DCP Operating’s obligations under the indenture, including DCP Operating’s obligation to pay all principal of, and any premium and interest on and any additional amounts with respect to, the notes pursuant to a supplemental indenture;

•

DCP Operating or the successor Person delivers an officer’s certificate and opinion of counsel to the trustee, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and any supplemental indenture required in connection therewith comply with the indenture and that all conditions precedent set forth in the indenture have been complied with;

•	if DCP Operating is not the survivor, DCP (and any subsidiary guarantor) confirms that its guarantee will continue to apply to the notes; and

•	immediately after giving effect to the transaction, no event of default or default under the indenture will have occurred and be continuing.

Upon the assumption of DCP Operating’s obligations under the indenture by a successor, DCP Operating will be discharged from all obligations under the indenture (except in the case of a lease).

Consolidation, Merger, Conveyance or Transfer—Guarantors

The indenture will provide that neither DCP nor any subsidiary guarantor may directly or indirectly consolidate with or merge with or into any other Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and properties and the assets and properties of its subsidiaries (taken as a whole with the assets and properties of DCP or such subsidiary guarantor) to another Person in one or more related transactions unless:

•

either: (a) in the case of a merger or consolidation, DCP or such subsidiary guarantor is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than DCP or such subsidiary guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, is a Person formed, organized or existing under the laws of the United States, any state thereof or the District of Columbia;

•

the Person formed by or surviving any such consolidation or merger (if other than DCP or such subsidiary guarantor), or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made, expressly assumes all of DCP’s or such subsidiary guarantor’s obligations under the guarantee and the indenture pursuant to a supplemental indenture;

•

DCP or the subsidiary guarantor, as applicable, or the successor Person delivers an officer’s certificate and opinion of counsel to the trustee, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and any supplemental indenture required in connection therewith comply with the indenture and that all conditions precedent set forth in the indenture have been complied with; and

•	immediately after giving effect to the transaction, no event of default or default under the indenture will have occurred and be continuing.

Upon the assumption of DCP’s or the subsidiary guarantor’s obligations under the indenture by a successor, DCP or the subsidiary guarantor will be discharged from all obligations under the indenture.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

We may at any time and from time to time repurchase notes in the open market or otherwise, in each case without any restriction under the indenture. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Limitation on Liens

The indenture will provide that while any of the notes remain outstanding, DCP may not, and may not permit any Principal Subsidiary (as defined below in “—Limitation on Sale-Leaseback Transactions”) to, create, or permit to be created or to exist, any mortgage, lien, pledge, security interest, charge, adverse claim, or other encumbrance (“Lien”) upon any Principal Property (as defined below in “—Limitation on Sale-Leaseback Transactions”) of DCP or of a Principal Subsidiary, or upon any shares of stock of any Principal Subsidiary, whether such Principal Property is, or shares of stock are, owned on or acquired after the date of the supplemental indenture, to secure any Debt (as defined below), unless the notes then outstanding are equally and ratably secured by such Lien for so long as any such Debt is so secured, other than:

•

purchase money mortgages, or other purchase money Liens of any kind upon property acquired by DCP or any Principal Subsidiary after the date of the supplemental indenture, or Liens of any kind existing on any property or any shares of stock at the time of the acquisition thereof (including Liens that exist on any property or any shares of stock of a Person that is consolidated with or merged with or into DCP or any Principal Subsidiary or that transfers or leases all or substantially all of its properties to DCP or any Principal Subsidiary), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property acquired after the date of the supplemental indenture, so long as no such Lien shall extend to or cover any other property of DCP or such Principal Subsidiary;

•

Liens upon any property of DCP or any Principal Subsidiary or upon any shares of stock of any Principal Subsidiary existing as of the date of the initial issuance of the notes or upon the property or any shares of stock of any entity, which Liens existed at the time such entity became a Subsidiary of DCP; Liens for taxes or assessments or other governmental charges or levies relating to amounts that are not yet delinquent or are being contested in good faith; pledges to secure other governmental charges or levies; pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and other social security legislation; pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which DCP or any Principal Subsidiary is a party; pledges or deposits to secure public or statutory obligations of DCP or any Principal

Subsidiary; builders’, materialmen’s, mechanics’, carriers’, warehousemen’s, workers’, repairmen’s, operators’, landlords’ or other similar Liens, in the ordinary course of business; pledges or deposits to secure surety, stay, appeal, indemnity, customs, performance or return-of-money bonds or pledges or deposits in lieu thereof; Liens created by or resulting from any litigation or proceeding that at the time is being contested in good faith by appropriate proceedings, including Liens relating to judgments thereunder as to which DCP or any Principal Subsidiary has not exhausted its appellate rights; Liens on deposits required by any Person with whom DCP or any Principal Subsidiary enters into forward contracts, futures contracts, swap agreements or other commodities contracts in the ordinary course of business and in accordance with established risk management policies; Liens in connection with leases (other than capital leases) made, or existing on property acquired, in the ordinary course of business;

•

easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning restrictions, rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions on the use of property or minor irregularities in title thereto, charges or encumbrances (whether or not recorded) affecting the use of real property and which are incidental to, and do not materially impair the use of such property in the operation of the business of DCP and its Subsidiaries, taken as a whole, or the value of such property for the purpose of such business;

•

Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type;

•

Liens of any kind upon any property acquired, constructed, developed or improved by DCP or any Principal Subsidiary (whether alone or in association with others) after the date of the supplemental indenture that are created prior to, at the time of, or within 12 months after such acquisition (or in the case of property constructed, developed or improved, after the completion of such construction, development or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided, that in the case of such construction, development or improvement the Liens shall not apply to any property theretofore owned by DCP or any Principal Subsidiary other than theretofore unimproved real property;

•	Liens in favor of DCP, one or more Principal Subsidiaries, one or more wholly-owned Subsidiaries of DCP or any of the foregoing in combination;

•

the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien, or of any agreement, referred to in the clauses above, or the replacement, extension or renewal of the Debt secured thereby (not exceeding the principal amount of Debt secured thereby, other than to provide for the payment of any underwriting or other fees related to any such replacement, extension or renewal, as well as any premiums owed on and accrued and unpaid interest payable in connection with any such replacement, extension or renewal); provided, that such replacement, extension or renewal is limited to all or a part of the same property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or

•

any Lien not excepted by the foregoing clauses; provided, that immediately after the creation or assumption of such Lien the aggregate principal amount of Debt of DCP or any Principal Subsidiary secured by all Liens created or assumed under the provisions of this clause, together with all net sale proceeds from any Sale-Leaseback Transactions, as defined under “—Limitation on Sale-Leaseback Transactions,” subject to certain exceptions, shall not exceed an amount equal to 10% of the Consolidated Net Tangible Assets for the fiscal quarter that was most recently completed prior to the creation or assumption of such Lien. Notwithstanding the foregoing, for purposes of making the calculation set forth in this paragraph, with respect to any such secured indebtedness of a non-wholly-owned Principal Subsidiary of DCP Operating with no recourse to DCP Operating, DCP or any wholly-owned Principal Subsidiary thereof, only that portion of the aggregate principal amount of indebtedness for borrowed money reflecting DCP Operating’s pro rata ownership interest in such non-wholly-owned Principal Subsidiary shall be included in calculating compliance herewith.

For purposes of the preceding paragraphs, the following terms have these meanings:

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of consolidated assets of DCP and its subsidiaries after deducting therefrom (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (B) current maturities of long term debt), and (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of DCP and its subsidiaries for the most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles in the United States.

“Debt” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third Business Day following demand for reimbursement, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all capitalized lease obligations of such Person, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (provided, that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person’s legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of such obligations and (2) the fair market value of such assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution, and (b) the amount of obligations as have been assumed by such Person or which are otherwise such Person’s legal liability), and (vii) all Debt of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.

“Subsidiary” means, as to any entity, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the outstanding capital stock having ordinary voting power is at the time owned or controlled, directly or indirectly, by such entity or one or more of the other Subsidiaries of such entity or (b) any general or limited partnership or limited liability company, (1) the sole general partner or member of which is the entity or a Subsidiary of the entity or (2) if there is more than one general partner or member, either (x) the only managing general partners or managing members of such partnership or limited liability company are such entity or Subsidiaries of such entity or (y) such entity owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other voting equities of such partnership or limited liability company, respectively.

Limitation on Sale-Leaseback Transactions

The indenture will provide that while any of the notes remain outstanding, DCP may not, and may not permit any Principal Subsidiary to, engage in a Sale-Leaseback Transaction (as defined below), unless:

•

the Sale-Leaseback Transaction occurs within one year from the date of acquisition of the relevant Principal Property or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later, and DCP has elected to designate, as a credit against (but not exceeding) the purchase price or cost of construction of such Principal Property, an amount equal to all or a portion of the net sale proceeds from such Sale-Leaseback Transaction (with any such amount not being so designated to be applied as set forth in the second clause below);

•

DCP or such Principal Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the notes; or

•

DCP or such Principal Subsidiary, within a six-month period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (1) the prepayment, repayment, redemption or retirement of any unsubordinated Debt of DCP or a Subsidiary of DCP (A) for borrowed money or (B) evidenced by bonds, debentures, notes or other similar instruments, or (2) investment in another Principal Property.

For purposes of the preceding paragraphs, the following terms have the following meanings:

“Debt” has the meaning given above in “—Limitation on Liens.”

“Principal Property” means, whether currently owned or leased or subsequently acquired, any pipeline, gathering system, terminal, storage facility, processing plant or other plant or facility owned or leased by DCP or its Subsidiaries and used in the transportation, distribution, terminalling, gathering, treating, processing, marketing or storage of natural gas, natural gas liquids or propane except (1) any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues) and (2) any such property or asset, plant or terminal which, in the good faith opinion of the Board of Directors of DCP as evidenced by resolutions of the Board of Directors of DCP, is not material in relation to the activities of DCP and its Subsidiaries, taken as a whole.

“Principal Subsidiary” means any Subsidiary of DCP Operating or DCP that owns or leases, directly or indirectly, a Principal Property.

“Sale-Leaseback Transaction” means the sale or transfer by DCP or any Principal Subsidiary of any Principal Property to a Person (other than DCP or a Principal Subsidiary) and the taking back by DCP or any Principal Subsidiary, as the case may be, of a lease of such Principal Property.

Events of Default

The events of default provisions of the indenture described in the accompanying prospectus will apply to the notes. See “Description of the Debt Securities—Events of Default” in the accompanying prospectus.

Additional Covenants

For a description of certain covenants of the indenture, see the accompanying prospectus under the captions “Description of the Debt Securities—Certain Covenants” and “Description of the Debt Securities—Consolidation, Merger and Sale of Assets.”

Discharge, Defeasance and Covenant Defeasance

The indenture will provide that if we comply with certain terms and conditions, we may be:

•

discharged from our obligations, with certain limited exceptions, with respect to the notes, as described in the indenture, such a discharge being called a “defeasance” in this prospectus supplement; and

•

released from our obligations under certain covenants, including those described in “—Limitation on Liens” and “—Limitation on Sale-Leaseback Transactions,” such a release being called a “covenant defeasance” in this prospectus supplement.

The defeasance and covenant defeasance provisions of the indenture described in the accompanying prospectus will apply to the notes. See “Description of the Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus.

Concerning the Trustee

The trustee will perform only those duties that are specifically set forth in the indenture unless an event of default occurs and is continuing. If an event of default occurs and is continuing, the trustee will exercise the same degree of care and skill in the exercise of its rights and powers under the indenture as a prudent person would exercise in the conduct of his or her own affairs. The trustee is under no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture, or in the exercise of any of its rights or powers.

Title

We, the trustee and any of our or the trustee’s agents may treat the person in whose name the notes are registered as the owner of the notes, whether or not such notes may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to DCP Midstream, LP, 370 17th Street, Suite 2500, Denver, CO 80202, Telephone (303) 595-3331.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes in the form of one or more permanent global notes in fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States of America), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (in Europe) (“Euroclear”), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants.

•

Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of definitive notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

None of us, the guarantors, the underwriters or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

The information regarding DTC, Clearstream and Euroclear and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

Definitive Notes

We will issue definitive notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes only if:

•	DTC notifies us that it is unwilling, unable or ineligible to continue as a depositary for the global notes, and we have not appointed a successor depositary within 90 days after that notice;

•

DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered and we have not appointed a successor depository within 90 days of becoming aware of such cessation;

•	we, subject to the procedures of DTC, determine that the global notes may be exchangeable for definitive notes; or

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes material U.S. federal income tax consequences that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations, promulgated and proposed thereunder, judicial authority and administrative interpretations, each as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities, subsequent to the date of this prospectus supplement or retroactively applied, may cause the U.S. federal income tax consequences to vary substantially from the consequences described below. We cannot assure you that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described below, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the notes. Any challenge by the IRS may materially and adversely impact the market for the notes and the prices at which the notes trade. Furthermore, the U.S. federal income tax treatment of an investment in the notes may be significantly modified by future legislative or administrative changes or court decisions. Any modification may or may not be retroactively applied.

This discussion is limited to initial holders who purchase the notes for cash at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes are sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the tax considerations arising under U.S. federal estate or U.S. federal gift tax laws or under the laws of any state, local, non-U.S., or other jurisdiction. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of holders that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle, conversion, constructive sale or other “synthetic security” or integrated transaction;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	banks, thrifts, insurance companies, regulated investment companies, real estate investment trusts, or other financial institutions;

•	persons subject to the alternative minimum tax;

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	foreign entities treated as domestic corporations for U.S. federal income tax purposes;

•	controlled foreign corporations, passive foreign investment companies and shareholders of such corporations;

•	entities that are exempt from U.S. federal income tax and retirement plans, individual retirement accounts, tax-deferred accounts and foreign pension funds;

•	governmental bodies or agencies or instrumentalities thereof; and

•	partnerships and other pass-through entities and holders of interests therein (including holders of interests held therein in connection with the performance of services).

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal tax purposes) holds the notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership, among other things. If you are a partner of a partnership considering the purchase of the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

INVESTORS CONSIDERING THE PURCHASE OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The following paragraph replaces and supersedes, in its entirety, the last paragraph on page 65 of the accompanying base prospectus following the caption “Tax Exempt Organizations and Other Investors”:

Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person, and we are required to deduct and withhold from future distributions to the transferee amounts that should have been withheld by the transferees but were not withheld. Because the “amount realized” includes a partner’s share of the partnership’s liabilities, 10% of the amount realized could exceed the total cash purchase price for the common units. Recently promulgated regulations provide, with respect to transfers of publicly traded interests in publicly traded partnerships effected through a broker, that the obligation to withhold is imposed on the transferor’s broker and that a partner’s “amount realized” does not include a partner’s share of a publicly traded partnership’s liabilities for purposes of determining the amount subject to withholding. However, the IRS has suspended the application of the foregoing withholding rules for transfers of certain publicly traded partnership interests, including transfers of our common units, until January 1, 2023.

Contingent Payment Debt Instruments

In certain circumstances we may be obligated to pay additional amounts on the notes in excess of stated interest or principal on the notes. (See “Description of the Notes—Repurchase upon a Change of Control Triggering Event” and “Description of the Notes—Optional Redemption.”) We intend to take the position that, as of the initial issue date for the notes, the likelihood that we will pay these additional amounts is remote or these additional amounts are incidental. Therefore, we do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments for U.S. federal income tax purposes. However, additional income will be recognized if any such additional payment is made. Our determination that the likelihood that we will pay these additional amounts is remote or that these additional amounts are incidental is binding on all holders of the notes unless they disclose their contrary position to the IRS in the manner required by applicable Treasury Regulations. However, our determination is not binding on the IRS. It is possible that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate on the notes and to treat as ordinary interest income any of the gain realized on the taxable disposition (including redemption or retirement) of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Potential investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Material U.S. Federal Income Tax Consequences to U.S. Holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation, or other entity classified as a corporation for U.S. federal tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Interest on the Notes

It is expected, and the rest of this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. As such, stated interest on the notes generally will be taxable to you as ordinary income at the time the interest is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between the proceeds you receive (excluding any proceeds attributable to accrued but unpaid interest, which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in income) and your adjusted tax basis in the note. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note. The gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. Long-term capital gains of corporations (other than S corporations) are not subject to reduced U.S. federal income tax rates and are subject to U.S. federal income tax at the same rate as the corporation’s ordinary income. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, notes held by you, unless, in each case, you are a recipient that is exempt from such information reporting (such as a corporation) and, if required, certify as to that status. Backup withholding will apply to such payments unless you provide the appropriate intermediary with a correct taxpayer identification number (which, if you are an individual, would generally be your Social Security Number), certified under penalties of perjury, as well as certain other information, or you otherwise comply with applicable requirements of the backup withholding rules or establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information to the IRS. You should consult your tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Surtax on Unearned Income

An additional Unearned Income Medicare Contribution surtax of 3.8% is imposed upon the “net investment income” of certain United States citizens and resident aliens and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes interest and certain net gain from the disposition of property, such as the notes, less certain deductions. The surtax only applies if the adjusted gross income of the taxpayer exceeds certain threshold amounts. You should consult your tax advisor with respect to the tax consequences of the Unearned Income Medicare Contribution surtax.

Material U.S. Federal Income Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of a note that is an individual, corporation, estate or trust and that is not a U.S. holder.

Interest on the Notes

Subject to the discussion of backup withholding and other withholding requirements below, payments to you of interest on the notes generally will be exempt from U.S. federal income tax and withholding of U.S. federal income tax if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of our capital or profits interests (including by reason of your ownership of 10% or more of the capital or profits interests in DCP);

•	you are not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us (actually or constructively);

•

you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The exemption from withholding described above and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form) to us, or our paying agent. Other methods might be available to satisfy the certification requirements described above, depending on your particular circumstances. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you are a qualified resident of a country with which the United States has an income tax treaty and you provide us or our paying agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of such tax treaty (in which case, you generally will be required to provide a U.S. taxpayer identification number), or the payments of interest are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the United States) and you meet the certification requirements described below (See “—Income or Gain Effectively Connected with a U.S. Trade or Business”).

Sale or Other Taxable Disposition of Notes

Subject to the discussion of backup withholding below, as a non-U.S. holder, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note (except to the extent such amount is attributable to accrued interest, which would be taxable as described above) unless:

•

the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States) (See “—Income or Gain Effectively Connected with a U.S. Trade or Business”); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are a non-U.S. holder described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described under “—Income or Gain Effectively Connected with a U.S. Trade or Business”. If you are a non-U.S. holder described in the second bullet point above, except as otherwise provided under an applicable income tax treaty, you will be subject to U.S. federal income tax at a flat rate of 30% on any gain from the sale or other disposition, to the extent considered from U.S. sources, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the notes or gain from the sale, redemption, exchange or other taxable disposition of the notes is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States), then the income or gain generally will be subject to U.S. federal income tax at regular graduated income tax rates in generally the same manner as if you were a U.S. holder. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business (and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States) also may be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for a lower rate. Even though, absent treaty relief, effectively connected interest is subject to U.S. federal income tax, and may be subject to the branch profits tax, it is generally not subject to withholding if the non-U.S. holder provides to us or our paying agent a properly executed IRS Form W-8ECI (or appropriate substitute or successor form), or IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form), as appropriate, for claiming exemption under an applicable income tax treaty.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of these information returns that are filed with the IRS may also be made available to the tax authorities of the country in which you reside under the provisions of a specific treaty or agreement.

U.S. backup withholding tax generally will not apply to payments to you of interest on a note if the certification requirements described in “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders—Interest on the Notes” are met or you otherwise establish an exemption, provided that neither we nor our paying agent have actual knowledge or reason to know that you are a “United States person,” as defined in the Code.

Additional rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the disposition of notes will apply as follows:

•

If the proceeds are paid to or through the U.S. office of a broker (U.S. or foreign), they generally will be subject to backup withholding and information reporting, unless you certify that you are not a United States person under penalties of perjury (usually on the appropriate form from the IRS Form W-8 series) or otherwise establish an exemption;

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a United States person and is not a foreign person with certain specified U.S. connections, they will not be subject to backup withholding or information reporting; or

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a United States person or a foreign person with certain specified U.S. connections, they generally will be subject to information reporting (but not backup withholding), unless you certify that you are not a United States person under penalties of perjury (usually on the appropriate form from the IRS Form W-8 series) or otherwise establish an exemption.

A holder that does not provide a correct taxpayer identification number may be subject to penalties. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% will be required on interest on the notes if the notes are held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest on the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners.” Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the notes.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH PROSPECTIVE INVESTOR TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and the underwriters named below, for whom J.P. Morgan Securities LLC, Mizuho Securities USA LLC and RBC Capital Markets, LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below.

Underwriter	Principal amount
J.P. Morgan Securities LLC	$80,000,000
Mizuho Securities USA LLC	64,000,000
RBC Capital Markets, LLC	64,000,000
Barclays Capital Inc.	40,000,000
Citigroup Global Markets Inc.	40,000,000
MUFG Securities Americas Inc.	40,000,000
TD Securities (USA) LLC	40,000,000
PNC Capital Markets LLC	8,000,000
Regions Securities LLC	8,000,000
SMBC Nikko Securities America, Inc.	8,000,000
U.S. Bancorp Investments, Inc.	8,000,000

Total	$400,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters will purchase all the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price less a concession of up to 0.25% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.375% of the principal amount to certain other dealers. After the initial offering of the notes, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•

We will not offer, sell, contract to sell or otherwise dispose of any of our debt securities having a tenor of more than one year (other than the notes) for a period from the date of this prospectus supplement through and including the business day following the closing date without the prior consent of the representatives.

•	We will pay our expenses related to the offering, which we estimate will be $1.27 million (not including the underwriting discounts).

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

There is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop or be maintained for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

We expect that delivery of the notes will be made to investors on or about November 19, 2021, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c-6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day prior to delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day prior to their date of delivery hereunder should consult their advisors.

Relationships

The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. Affiliates of the underwriters are lenders under our revolving credit facility and accordingly may receive a portion of the net proceeds of this offering.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client within the meaning of the provisions of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client within the meaning of the provisions of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”) or (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (“Financial Instruments and Exchange Law”). The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (which term as used herein means any resident of Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and in compliance with, the Financial Instruments and Exchange Law and any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

SFA Product Classification - Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the initial purchasers from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. The prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in South Korea

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the notes may not be re-sold to South Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.

LEGAL MATTERS

The validity of the notes offered in this prospectus supplement will be passed upon for us by Mayer Brown LLP, New York, New York and certain other legal matters in connection with the notes offered hereby will be passed upon for us by Holland & Hart LLP, Denver, Colorado. Certain legal matters will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of DCP Midstream, LP (“DCP”), incorporated in this prospectus supplement and the accompanying base prospectus by reference from DCP’s Annual Report on Form10-K for the year ended December 31, 2020, and the effectiveness of DCP’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to DCP’s adoption of new accounting guidance related to leases in 2019 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of DCP Sand Hills Pipeline, LLC as of December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019 and 2018, incorporated in this prospectus supplement and the accompanying base prospectus by reference from DCP’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of DCP Southern Hills Pipeline, LLC as of December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019 and 2018, incorporated in this prospectus supplement and the accompanying base prospectus by reference from DCP’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Front Range Pipeline, LLC as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018, incorporated in this prospectus supplement and the accompanying base prospectus by reference from DCP’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Gulf Coast Express Pipeline LLC as of December 31, 2020 and 2019 and for the years then ended, incorporated in this prospectus supplement and the accompanying base prospectus by reference from DCP’s Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

DCP is subject to the disclosure requirements of the Exchange Act, and files Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. DCP’s SEC filings are available on the SEC’s website at www.sec.gov. Unless specifically listed or described under “Incorporation by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus supplement or the accompanying base prospectus and you should not consider that information a part of this prospectus supplement or the accompanying base prospectus.

DCP’s SEC filings can also be inspected and copied at the offices of the New York Stock Exchange, 11 Wall Street, 5th Floor, New York, New York 10005. We will also provide to you, at no cost, a copy of any document incorporated by reference in this prospectus supplement or the accompanying base prospectus and any exhibits specifically incorporated by reference in those documents. You may request a copy of any document incorporated by reference into this prospectus supplement or the accompanying base prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting DCP’s website at www.dcpmidstream.com, or by writing or calling us at the following address:

DCP Midstream, LP

370 17th Street, Suite 2500

Denver, Colorado 80202

Attention: Corporate Secretary

Telephone: (303) 595-3331

DCP makes available free of charge on or through its website DCP’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after DCP electronically files such material with, or furnishes it to, the SEC. Information contained on DCP’s website is not intended to be incorporated by reference in this prospectus supplement or the accompanying base prospectus and you should not consider that information a part of this prospectus supplement or the accompanying base prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we or DCP has filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we or DCP file later with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding in all cases any information furnished under Items 2.02 or 7.01 or exhibits furnished pursuant to Item 9.01 on any Current Report on Form 8-K) after the date of this prospectus supplement and until the termination of all offerings under this registration statement are completed:

•	DCP’s Annual Report on Form 10-K (File No. 001-32678) for the year ended December 31, 2020, filed with the SEC on February 19, 2021;

•

DCP’s Quarterly Reports on Form 10-Q (File No. 001-32678) for the quarters ended March  31, 2021, June  30, 2021 and September 30, 2021, filed with the SEC on May 6, 2021, August 5, 2021 and November 3, 2021, respectively; and

•	DCP’s Current Reports on Form 8-K (File No. 001-32678), filed with the SEC on August 4, 2021 and October 15, 2021.

These reports contain important information about us, our financial condition and our results of operations.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

PROSPECTUS

DCP Midstream, LP

Common Units Representing Limited Partner Interests

Preferred Units Representing Limited Partner Interests

Guarantees of Debt Securities

DCP Midstream Operating, LP

Debt Securities

We may from time to time offer and sell common units representing limited partner interests or preferred units representing limited partner interests in DCP Midstream, LP or debt securities of DCP Midstream Operating, LP. The debt securities will be fully and unconditionally guaranteed by DCP Midstream, LP, and may also be guaranteed by one or more of our subsidiaries. We refer collectively to the common units, the preferred units, and the debt securities as the “securities.”

This prospectus describes some of the general terms that apply to these securities and the general manner in which they may be offered. Each time we offer to sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell our securities unless it is accompanied by the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements.

Our common units are traded on the New York Stock Exchange, or the NYSE, under the symbol “DCP,” our Series B Preferred Units are traded on the NYSE under the symbol “DCP PRB” and our Series C Preferred Units are traded on the NYSE under the symbol “DCP PRC.” We will provide information in the applicable prospectus supplement for the trading market, if any, for any preferred units or debt securities we may offer.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. Before you make an investment in our securities, you should carefully consider the risk factors described under “Risk Factors” beginning on page 5 of this prospectus, and contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2, 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process as a “well-known seasoned issuer,” as defined under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we may, from time to time, offer and sell, in one or more offerings, in any combination, a number and amount of common units of DCP Midstream, LP, preferred units of DCP Midstream, LP or debt securities of DCP Midstream Operating, LP and related guarantees of the debt securities by DCP Midstream, LP. This prospectus generally describes us, common units of DCP Midstream, LP, preferred units of DCP Midstream, LP, debt securities of DCP Midstream Operating, LP and related guarantees of the debt securities by DCP Midstream, LP.

Each time we offer to sell securities pursuant to this prospectus, we will deliver a prospectus supplement that describes specific information about the offering and the specific terms of the securities offered. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information contained or incorporated by reference in this prospectus, on the one hand, and the information contained or incorporated by reference in any applicable prospectus supplement, on the other hand, you should rely on the information contained or incorporated by reference in the applicable prospectus supplement.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement, of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules, or regulations.

Statements made in this prospectus, in any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part, or as an exhibit to the documents incorporated by reference. You may obtain copies of those documents as described in this prospectus under “Where You Can Find More Information”.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus or any accompanying prospectus supplement were made solely for the benefit of the parties to such agreement and for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with any information other than what is contained in this prospectus, any prospectus supplement or any “free writing prospectus” or incorporated by reference in this prospectus, any prospectus supplement or any “free writing prospectus”. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell or soliciting an offer to buy any securities other than the securities described in this prospectus and any accompanying prospectus supplement. We are not making an offer to sell or soliciting an offer to buy these securities in any state or jurisdiction where an offer is not permitted or in any circumstances in which such offer or solicitation is unlawful.

Neither the delivery of this prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you, is accurate as of any date other than the date on the front cover of each of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Throughout this prospectus, when we use the terms “we,” “us,” “our” or “DCP,” we are referring either to DCP Midstream, LP, itself, or to DCP Midstream, LP and its operating subsidiaries, collectively, as the context requires. References to DCP Operating refer to DCP Midstream Operating, LP, a wholly owned subsidiary of DCP. References in this prospectus to our “general partner” refer to DCP Midstream GP, LP and/or DCP Midstream GP, LLC, the general partner of DCP Midstream GP, LP, as the context requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov. Unless specifically listed or described under “Incorporation by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

Our SEC filings can also be inspected and copied at the offices of the New York Stock Exchange, 11 Wall Street, 5th Floor, New York, New York 10005. We will also provide to you, at no cost, a copy of any document incorporated by reference in this prospectus and the applicable prospectus supplement and any exhibits specifically incorporated by reference in those documents. You may request a copy of any document incorporated by reference into this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our website at www.dcpmidstream.com, or by writing or calling us at the following address:

DCP Midstream, LP

370 17th Street, Suite 2500

Denver, Colorado 80202

Attention: Corporate Secretary

Telephone: (303) 595-3331

We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference in this prospectus, and you should not consider that information a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding in all cases any information furnished under Items 2.02 or 7.01 or exhibits furnished pursuant to Item 9.01 on any Current Report on Form 8-K) after the date of this prospectus and until all offerings under this registration statement are completed or terminated:

•

Our Annual Report on Form 10-K (File No. 001-32678) for the year ended December 31, 2019, filed with the SEC on February  21, 2020, as amended by Amendment No. 1, filed with the SEC on March  6, 2020, and Amendment No. 2, filed with the SEC on March 30, 2020;

•

Our Quarterly Reports on Form 10-Q (File No. 001-32678) for the quarter ended March 31, 2020, filed with the SEC on May 7, 2020, and the quarter ended June 30, 2020, filed with the SEC on August  6, 2020;

•	Our Current Reports on Form 8-K (File No. 001-32678) filed with the SEC on April 13, 2020, June 16, 2020, June 19, 2020, and June 24, 2020; and

•

The description of our common units contained in our registration statement on Form 8-A (File No. 001-32678) filed with the SEC on November 18, 2005, and any subsequent amendment thereto filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

You should not assume that the information incorporated by reference or provided in this prospectus, any applicable prospectus supplement or any “free writing prospectus” is accurate as of any date other than the date on the front cover of each of these documents.

RISK FACTORS

An investment in our securities involves risks. Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the risk factors included in our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, which are incorporated herein by reference. You should also carefully consider any risk factors that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus and the documents we incorporate by reference herein or therein, in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, or the trading price of our securities could decline and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus and the documents we incorporate by reference herein contain “forward-looking” statements. All statements that are not statements of historical facts, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements as defined under the federal securities law. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “could,” “should,” “intend,” “assume,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “plan,” “forecast” and other similar words. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we incorporate by reference herein and therein.

These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks and uncertainties include, but are not limited to, (i) the risks described in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, which is incorporated herein by reference, (ii) the risks described in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, and June 30, 2020, and (iii) the risks described herein and in any applicable prospectus supplement. Some of these risks are summarized below:

•

the impact from the COVID-19 pandemic and disruption to economies around the world, including the oil, gas and NGL industry in which we operate and the resulting adverse impact on our business, liquidity, commodity prices, workforce, and third-party and counterparty effects and resulting federal, state and local actions;

•

the extent of changes in commodity prices and the demand for our products and services, our ability to effectively limit a portion of the adverse impact of potential changes in commodity prices through derivative financial instruments, and the potential impact of price, and of producers’ access to capital on natural gas drilling, demand for our services, and the volume of NGLs and condensate extracted;

•	the demand for crude oil, residue gas and NGL products;

•

the level and success of drilling and quality of production volumes around our assets and our ability to connect supplies to our gathering and processing systems, as well as our residue gas and NGL infrastructure;

•

new, additions to, and changes in laws and regulations, particularly with regard to taxes, safety, regulatory and protection of the environment, including, but not limited to, climate change legislation, regulation of over-the-counter derivatives markets and entities, and hydraulic fracturing regulations, or the increased regulation of our industry, including additional local control over such activities, and their impact on producers and customers served by our systems;

•	volatility in the price of our common units and preferred units;

•	general economic, market and business conditions;

•

the amount of natural gas we gather, compress, treat, process, transport, store and sell, or the NGLs we produce, fractionate, transport, store and sell, may be reduced if the pipelines, storage and fractionation facilities to which we deliver the natural gas or NGLs are capacity constrained and cannot, or will not, accept the natural gas or NGLs or we may be required to find alternative markets and arrangements for our natural gas and NGLs;

•	our ability to continue the safe and reliable operation of our assets;

•	our ability to grow through organic growth projects, or acquisitions, and the successful integration and future performance of such assets;

•

our ability to access the debt and equity markets and the resulting cost of capital, which will depend on general market conditions, our financial and operating results, inflation rates, interest rates, our ability to comply with the covenants in our $1.4 billion unsecured revolving credit facility or other credit facilities, and the indentures governing our notes, as well as our ability to maintain our credit ratings;

•	the creditworthiness of our customers and the counterparties to our transactions;

•	the amount of collateral we may be required to post from time to time in our transactions;

•	industry changes, including the impact of bankruptcies, consolidations, alternative energy sources, technological advances, infrastructure constraints and changes in competition;

•

our ability to construct and start up facilities on budget and in a timely fashion, which is partially dependent on obtaining required construction, environmental and other permits issued by federal, state and municipal governments, or agencies thereof, the availability of specialized contractors and laborers, and the price of and demand for materials;

•	our ability to hire, train, and retain qualified personnel and key management to execute our business strategy;

•

weather, weather-related conditions and other natural phenomena, including, but not limited to, their potential impact on demand for the commodities we sell and the operation of company-owned and third party-owned infrastructure;

•	security threats such as terrorist attacks, and cybersecurity attacks and breaches, against, or otherwise impacting, our facilities and systems; and

•	our ability to obtain insurance on commercially reasonable terms, if at all, as well as the adequacy of insurance to cover our losses.

You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other forward-looking information. Before you invest, you should be aware that the occurrence of any of the events described in the “Risk Factors” section of this prospectus, of any prospectus supplement, and of the documents that are incorporated herein by reference could substantially harm our business, results of operations and financial condition. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

ABOUT DCP MIDSTREAM, LP

We are a Delaware limited partnership formed in August 2005 by DCP Midstream, LLC to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. DCP Midstream, LLC and its subsidiaries and affiliates, collectively referred to as DCP Midstream, LLC, is owned 50% by Phillips 66 and 50% by Enbridge Inc. and its affiliates, or Enbridge.

The diagram below depicts our organizational structure as of October 1, 2020:

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. We own our interests in our subsidiaries through our 100% ownership interest in our operating partnership, DCP Midstream Operating, LP. DCP Midstream GP, LLC is the general partner of our general partner, DCP Midstream GP, LP, and has sole responsibility for conducting our business and managing our operations.

Our operations are organized into two reportable segments: (i) Logistics and Marketing and (ii) Gathering and Processing. Our Logistics and Marketing segment includes transporting, trading, marketing, and storing natural gas and NGLs, and fractionating NGLs. Our Gathering and Processing segment consists of gathering, compressing, treating, and processing natural gas, producing and fractionating NGLs, and recovering condensate.

Our principal executive office is located at 370 17th Street, Suite 2500, Denver, Colorado 80202, and our telephone number is (303) 595-3331. DCP’s website is located at www.dcpmidstream.com. Information on this website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. Our common units are traded on the NYSE under the symbol “DCP,” our Series B Preferred Units are traded on the NYSE under the symbol “DCP PRB” and our Series C Preferred Units are traded on the NYSE under the symbol “DCP PRC.”

ABOUT DCP MIDSTREAM OPERATING, LP

DCP Midstream Operating, LP is our wholly owned subsidiary. All of our operations are conducted through DCP Midstream Operating, LP.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds (after the payment of any offering expenses and underwriting discounts and commissions) from our sale of securities for general partnership purposes, which may include, among other things:

•	funding working capital, capital expenditures, or acquisitions; and

•	repaying or refinancing all or a portion of our indebtedness outstanding at the time.

The actual application of proceeds from the sale of any particular offering of securities pursuant to this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds. We may temporarily invest the net proceeds in short-term marketable securities until they are used for their stated purposes.

DESCRIPTION OF THE COMMON UNITS

The Common Units

We currently have outstanding common units, which are limited partner interests in us. The holders of our common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences in and to partnership distributions of holders of common units and holders of other partnership interests in us, please read this section and “Our Cash Distribution Policy and Restrictions on Distributions”. For a general discussion of the expected U.S. federal income tax consequences of owning and disposing of common units, please read “Material U.S. Federal Income Tax Consequences”.

Our outstanding common units are listed on the NYSE under the symbol “DCP”. Any additional common units we issue will also be listed on the NYSE.

Number of Common Units

As of October 1, 2020, we had 208,351,528 common units outstanding.

Status as Limited Partner and Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•

gives the consents, approvals and waivers contained in our partnership agreement, such as the approval of all transactions and agreements that we entered into in connection with our formation and our initial public offering.

A transferee will automatically become a substituted limited partner of our partnership for the transferred common units upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records from time to time.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF THE PREFERRED UNITS

The partnership agreement authorizes us to issue an unlimited number of additional partnership securities on the terms and conditions established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of the partnership agreement, we may issue additional partnership securities that have special voting rights to which our common units are not entitled.

As of the date of this prospectus, we have three series of preferred units outstanding: The Series A Preferred Units, Series B Preferred Units and Series C Preferred Units, each as described below.

Should we offer additional preferred units under this prospectus, a prospectus supplement relating to the particular series of preferred units offered will include the specific terms of those preferred units, including, among other things, the following:

•	the designation, stated value and liquidation preference of the preferred units and the number of preferred units offered;

•	the initial public offering price at which the preferred units will be issued;

•	any conversion or exchange provisions of the preferred units;

•	any redemption or sinking fund provisions of the preferred units;

•	the distribution rights of the preferred units, if any;

•	a discussion of any additional material federal income tax considerations regarding the preferred units; and

•	any additional rights, preferences, privileges, limitations and restrictions of the preferred units.

Description of 7.375% Series A Fixed-to-Floating Rate

Cumulative Redeemable Perpetual Preferred Units

The Series A Preferred Units

The Series A Preferred Units are a series of preferred units.

The holders of our Series A Preferred Units are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our general partner. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our Series A Preferred Units are entitled to receive distributions of our assets, after we have satisfied or made provision for our outstanding indebtedness and other obligations and after payment to the holders of any class or series of limited partner interests (including the Series A Preferred Units) having preferential rights to receive distributions of our assets over each such class of limited partner interests.

The Series A Preferred Units are fully paid and generally nonassessable. Each Series A Preferred Unit generally has a fixed liquidation preference of $1,000 per Series A Preferred Unit (subject to adjustment for any splits, combinations or similar adjustment to the Series A Preferred Units), plus an amount equal to accumulated and unpaid distributions thereon to, but not including, the date fixed for payment, whether or not declared.

The Series A Preferred Units represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series A Preferred Units rank junior to all of our current and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The rights of the holders of Series A Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of parity securities, including Series B Preferred Units and Series C Preferred Units (collectively with any other parity securities, the “Series A Parity Securities”).

Except as described below in “—Change of Control—Conversion Right Upon a Series A Change of Control Triggering Event,” the Series A Preferred Units are not convertible into our common units or any other securities and do not have exchange rights and are not entitled or subject to any preemptive or similar rights. The Series A Preferred Units are not subject to mandatory redemption or to any sinking fund requirements. The Series A Preferred Units are subject to redemption, in whole or in part, at our option, commencing on December 15, 2022 or upon the occurrence of a Ratings Event.

Number of Series A Preferred Units

As of October 1, 2020, we had 500,000 Series A Preferred Units outstanding. We may, without notice to or consent of the holders of the then-outstanding Series A Preferred Units, authorize and issue additional Series A Preferred Units, junior securities and parity securities.

Distributions

General

Holders of Series A Preferred Units will be entitled to receive, when, as and if declared by our general partner out of legally available funds for such purpose, cumulative cash distributions.

Distribution Rate

Distributions on Series A Preferred Units are cumulative from the date of original issue and are payable semi-annually or quarterly in arrears on each distribution payment date, when, as and if declared by our general partner out of legally available funds for such purpose.

The initial distribution rate for the Series A Preferred Units from and including the date of original issue to, but not including, December 15, 2022, is 7.375% per annum of the $1,000 liquidation preference per unit (equal to $73.75 per unit per annum). On and after December 15, 2022, distributions on the Series A Preferred Units will accumulate at a percentage of the $1,000 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 5.148%.

Distribution Payment Dates

The distribution payment dates for the Series A Preferred Units are the 15th day of June and December of each year, commencing on June 15, 2018 and continuing through December 15, 2022, and on the 15th day of March, June, September and December during the floating rate period. Distributions will accumulate in each such distribution period from and including the preceding distribution payment date or the initial issue date, as the case may be, to but excluding the applicable distribution payment date for such distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate.

Ranking

The Series A Preferred Units, with respect to distributions and amounts payable upon the liquidation or dissolution of our affairs, rank:

•	senior to the junior securities (including our common units);

•	on parity with any Series A Parity Securities;

•	junior to any senior securities; and

•	junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

Under our partnership agreement, we may issue junior securities from time to time in one or more series without the consent of the holders of the Series A Preferred Units. The board of directors of our general partner has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. The board of directors of our general partner will also determine the number of units constituting each series of securities.

Liquidation Rights

Any liquidation will be made in accordance with capital accounts. The holders of outstanding Series A Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, a liquidation preference of $1,000 per Series A Preferred Unit. If the amount of our gross income and gain available to be specially allocated to the Series A Preferred Units is not sufficient to cause the capital account of a Series A Preferred Unit to equal the liquidation preference of a Series A Preferred Unit, then the amount that a holder of a Series A Preferred Unit would receive upon liquidation may be less than the Series A Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the Series A Preferred Units and Series A Parity Securities will be paid prior to any distributions in liquidation made in accordance with capital accounts. The rights of the holders of Series A Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of Series A Parity Securities in liquidation.

Voting Rights

The Series A Preferred Units will have no voting rights except as set forth below or as otherwise provided by Delaware law.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a separate class, we may not adopt any amendment to our partnership agreement that has a material adverse effect on the terms of the Series A Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a class together with holders of any other Series A Parity Securities upon which like voting rights have been conferred and are exercisable, we may not:

•	create or issue any Series A Parity Securities if the cumulative distributions payable on then outstanding Series A Preferred Units or Series A Parity Securities are in arrears;

•	create or issue any senior securities; or

•	make distributions to our common unitholders out of capital surplus.

On any matter described above in which the holders of the Series A Preferred Units are entitled to vote as a class (whether separately or together with holders of Series A Parity Securities), such holders will be entitled to one vote per Series A Preferred Unit. The Series A Preferred Units held by us or any of our subsidiaries or controlled affiliates will not be entitled to vote.

Change of Control

Optional Redemption Upon a Series A Change of Control Triggering Event

Upon the occurrence of a Series A Change of Control Triggering Event (as defined below), we may, at our option, redeem the Series A Preferred Units in whole or in part within 120 days after the first date on which such Series A Change of Control Triggering Event occurred (a “Series A Change of Control Redemption Period”), by paying the liquidation preference of $1,000 per Series A Preferred Unit, plus all accumulated and unpaid distributions to, but not including, the redemption date, whether or not declared. If, prior to the Series A Change of Control Conversion Date (as defined below), we exercise our right to redeem the Series A Preferred Units as described in the immediately preceding sentence, holders of the Series A Preferred Units we have elected to redeem will not have the conversion right described below under “—Conversion Right Upon a Series A Change of Control Triggering Event.” Any cash payment to holders of Series A Preferred Units will be subject to the limitations contained in our revolving credit facility and in any other agreements governing our indebtedness.

“Series A Change of Control” means the occurrence of either of the following after the original issue date of the Series A Preferred Units:

•

the direct or indirect lease, sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

•

the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as defined above), other than us, our general partner, DCP Midstream, LLC, Phillips 66 and Enbridge Inc. and their respective subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of us, our general partner, or DCP Midstream, LLC, measured by voting power rather than percentage of interests.

“Series A Change of Control Triggering Event” means the occurrence of a Series A Change of Control that is accompanied or followed by either a downgrade by one or more gradations (including both gradations within ratings categories and between ratings categories) or withdrawal of the rating of the Series A Preferred Units within the period that (i) begins on the occurrence of a Series A Change of Control and (ii) ends 60 days following consummation of such Series A Change of Control (the “Ratings Decline Period”) (in any combination) by all of Fitch Ratings, Ltd., Moody’s Investors Service, Inc., and S&P Global Ratings, a division of S&P Global Inc. (collectively, the “Named Rating Agencies”), as a result of which the rating of the Series A Preferred Units on any day during such Ratings Decline Period is below the rating by all three Named Rating Agencies in effect immediately preceding the first public announcement of the Series A Change of Control (or occurrence thereof if such Series A Change of Control occurs prior to public announcement).

Conversion Right Upon a Series A Change of Control Triggering Event

Upon the occurrence of a Series A Change of Control Triggering Event, each holder of Series A Preferred Units will have the right (unless we have provided notice of our election to redeem Series A Preferred Units as described above under “—Optional Redemption upon a Series A Change of Control Triggering Event” or below under “—Redemption”) to convert some or all of the Series A Preferred Units held by such holder on the date fixed by the board of directors of our general partner (the “Series A Change of Control Conversion Date”) into a number of our common units per Series A Preferred Unit to be converted (the “Series A to Common Unit Conversion Consideration”) equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $1,000 liquidation preference plus the amount of any accumulated and unpaid distributions to, but not including, the Series A Change of Control Conversion Date (unless the Series A Change of Control Conversion Date is after a record date for a Series A Preferred Unit distribution payment and prior to the corresponding distribution payment date, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) by (ii) the Common Unit Price (as defined in our partnership agreement), and

•

58.2581, which is the quotient obtained by dividing (i) the $1,000 liquidation preference by (ii) one-half of the closing price of the common units on the NYSE on the trading day immediately preceding the date of the prospectus supplement governing the offer and sale of the Series A Preferred Units, subject, in each case, to certain adjustments and to provisions for (i) the payment of any Series A Alternative Conversion Consideration (as defined below) and (ii) splits, combinations and distributions in the form of equity issuances, each as described in greater detail in our partnership agreement.

In the case of a Series A Change of Control pursuant to which our common units will be converted into cash, securities or other property or assets (including any combination thereof), a holder of Series A Preferred Units electing to exercise its right to convert some or all of the Series A Preferred Units held by such holder on the Series A Change of Control Conversion Date into a number of our common units per Series A Preferred Unit (the “Series A Change of Control Conversion Right”) will receive upon conversion of such Series A Preferred Units elected by such holder the kind and amount of such consideration that such holder would have owned or been entitled to receive upon the Series A Change of Control had such holder held a number of our common units equal to the Series A to Common Unit Conversion Consideration immediately prior to the effective time of the Series A Change of Control, which we refer to as the “Series A Alternative Conversion Consideration”; provided, however, that if the holders of our common units have the opportunity to elect the form of consideration to be received in the Series A Change of Control, the consideration that the holders of Series A Preferred Units electing to exercise their Series A Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of our common units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Series A Change of Control. We will not issue fractional common units upon the conversion of the Series A Preferred Units. Instead, we will pay the cash value of such fractional units.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Series A Change of Control Triggering Event as described under “—Change of Control—Optional Redemption upon a Change of Control Triggering Event” or our optional redemption rights as described below under “—Redemption,” holders of Series A Preferred Units will not have any right to convert the Series A Preferred Units that we have elected to redeem and any Series A Preferred Units subsequently selected for redemption that have been tendered for conversion pursuant to the Series A Change of Control Conversion Right will be redeemed on the related redemption date instead of converted on the Series A Change of Control Conversion Date.

Holders of Series A Preferred Units that choose to exercise their Series A Change of Control Conversion Right will be required prior to the close of business on the third business day preceding the Series A Change of Control Conversion Date, to notify us of the number of Series A Preferred Units to be converted and otherwise to comply with any applicable procedures contained in the notice described above or otherwise required by The Depository Trust Company (and its successors or assigns or any other securities depositary selected by us) (the “Securities Depositary”) for effecting the conversion.

Redemption

Early Optional Redemption upon a Ratings Event

At any time prior to December 15, 2022, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event (as defined below), we may, at our option, redeem the Series A Preferred Units in whole, but not in part, at a redemption price in cash per Series A Preferred Unit equal to $1,020 (102% of the liquidation preference of $1,000), plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date fixed for redemption, whether or not declared.

“Ratings Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for us (a “rating agency”) to its equity credit criteria for securities, as such criteria are in effect as of the original issue date of such securities (the

“current criteria”), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to such securities, or (ii) a lower equity credit being given to such securities than the equity credit that would have been assigned to such securities by such rating agency pursuant to its current criteria.

Optional Redemption on or after December 15, 2022

Any time on or after December 15, 2022, we may redeem, at our option, in whole or in part, the Series A Preferred Units at a redemption price in cash equal to $1,000 per Series A Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. We may undertake multiple partial redemptions. Any such redemption is subject to compliance with the provisions of our revolving credit facility and any other agreements governing our outstanding indebtedness.

We may also redeem the Series A Preferred Units under the terms set forth under “—Change of Control—Optional Redemption Upon a Series A Change of Control Triggering Event.”

No Sinking Fund

The Series A Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We, our general partner, and the general partner of our general partner, and the officers and directors of the foregoing entities, will not owe any fiduciary duties to holders of the Series A Preferred Units other than a contractual duty of good faith and fair dealing pursuant to our partnership agreement.

Description of 7.875% Series B Fixed-to-Floating Rate

Cumulative Redeemable Perpetual Preferred Units

The Series B Units

The Series B Preferred Units are a series of preferred units.

The holders of our Series B Preferred Units are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our general partner. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our Series B Preferred Units are entitled to receive distributions of our assets, after we have satisfied or made provision for our outstanding indebtedness and other obligations and after payment to the holders of any class or series of limited partner interests (including the Series B Preferred Units) having preferential rights to receive distributions of our assets over each such class of limited partner interests.

The Series B Preferred Units are fully paid and generally nonassessable. Each Series B Preferred Unit generally has a fixed liquidation preference of $25 per Series B Preferred Unit (subject to adjustment for any splits, combinations or similar adjustment to the Series B Preferred Units), plus an amount equal to accumulated and unpaid distributions thereon to, but not including, the date fixed for payment, whether or not declared.

The Series B Preferred Units represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Units rank junior to all of our current and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The rights of the holders of Series B Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of parity securities, including Series A Preferred Units and Series C Preferred Units (collectively, with any other parity securities, the “Series B Parity Securities”).

Except as described below in “—Change of Control—Conversion Right Upon a Series B Change of Control Triggering Event,” the Series B Preferred Units are not convertible into our common units or any other securities and do not have exchange rights and are not entitled or subject to any preemptive or similar rights. The Series B Preferred Units are not subject to mandatory redemption or to any sinking fund requirements. The Series B Preferred Units are subject to redemption, in whole or in part, at our option, commencing on June 15, 2023 or upon the occurrence of a Ratings Event.

Number of Series B Units

As of October 1, 2020, we had 6,450,000 Series B Units outstanding. We may, without notice to or consent of the holders of the then-outstanding Series B Preferred Units, authorize and issue additional Series B Preferred Units, junior securities and parity securities.

Our outstanding Series B Preferred Units are listed on the NYSE under the symbol “DCP PRB”.

Distributions

General

Holders of Series B Preferred Units will be entitled to receive, when, as and if declared by our general partner out of legally available funds for such purpose, cumulative cash distributions.

Distribution Rate

Distributions on Series B Preferred Units are cumulative from the date of original issue and are payable quarterly in arrears on each distribution payment date, when, as and if declared by our general partner out of legally available funds for such purpose.

The initial distribution rate for the Series B Preferred Units from and including the date of original issue to, but not including, June 15, 2023, is 7.875% per annum of the $25 liquidation preference per unit (equal to $1.9688 per unit per annum). On and after June 15, 2023, distributions on the Series B Preferred Units will accumulate at a percentage of the $25 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.919%.

Distribution Payment Dates

The distribution payment dates for the Series B Preferred Units are the 15th day of March, June, September and December of each year. Distributions will accumulate in each such distribution period from and including the preceding distribution payment date or the initial issue date, as the case may be, to but excluding the applicable distribution payment date for such distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate.

Ranking

The Series B Preferred Units, with respect to distributions and amounts payable upon the liquidation or dissolution of our affairs, rank:

•	senior to the junior securities (including our common units);

•	on parity with any Series B Parity Securities;

•	junior to any senior securities; and

•	junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

Under our partnership agreement, we may issue junior securities from time to time in one or more series without the consent of the holders of the Series B Preferred Units. The board of directors of our general partner has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. The board of directors of our general partner will also determine the number of units constituting each series of securities.

Liquidation Rights

Any liquidation will be made in accordance with capital accounts. The holders of outstanding Series B Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, a liquidation preference of $25 per Series B Preferred Unit. If the amount of our gross income and gain available to be specially allocated to the Series B Preferred Units is not sufficient to cause the capital account of a Series B Preferred Unit to equal the liquidation preference of a Series B Preferred Unit, then the amount that a holder of a Series B Preferred Unit would receive upon liquidation may be less than the Series B Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the Series B Preferred Units and Series B Parity Securities will be paid prior to any distributions in liquidation made in accordance with capital accounts. The rights of the holders of Series B Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of Series B Parity Securities in liquidation.

Voting Rights

The Series B Preferred Units will have no voting rights except as set forth below or as otherwise provided by Delaware law.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a separate class, we may not adopt any amendment to our partnership agreement that has a material adverse effect on the terms of the Series B Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a class together with holders of any other Series B Parity Securities upon which like voting rights have been conferred and are exercisable, we may not:

•	create or issue any Series B Parity Securities if the cumulative distributions payable on then outstanding Series B Preferred Units or Series B Parity Securities are in arrears;

•	create or issue any senior securities; or

•	make distributions to our common unitholders out of capital surplus.

On any matter described above in which the holders of the Series B Preferred Units are entitled to vote as a class (whether separately or together with holders of Series B Parity Securities), such holders will be entitled to one vote per Series B Preferred Unit. The Series B Preferred Units held by us or any of our subsidiaries or controlled affiliates will not be entitled to vote.

Change of Control

Optional Redemption Upon a Series B Change of Control Triggering Event

Upon the occurrence of a Series B Change of Control Triggering Event (as defined below), we may, at our option, redeem the Series B Preferred Units in whole or in part within 120 days after the first date on which such Series B Change of Control Triggering Event occurred (a “Series B Change of Control Redemption Period”), by paying the liquidation preference of $25 per Series B Preferred Unit, plus all accumulated and unpaid distributions to, but not including, the redemption date, whether or not declared. If, prior to the Series B Change of Control Conversion Date (as defined below), we exercise our right to redeem the Series B Preferred Units as described in the immediately preceding sentence, holders of the Series B Preferred Units we have elected to redeem will not have the conversion right described below under “—Conversion Right Upon a Series B Change of Control Triggering Event.” Any cash payment to holders of Series B Preferred Units will be subject to the limitations contained in our revolving credit facility and in any other agreements governing our indebtedness.

“Series B Change of Control” means the occurrence of either of the following after the original issue date of the Series B Preferred Units:

•

the direct or indirect lease, sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

•

the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as defined above), other than us, our general partner, DCP Midstream, LLC, Phillips 66 and Enbridge Inc. and their respective subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of us, our general partner, or DCP Midstream, LLC, measured by voting power rather than percentage of interests.

“Series B Change of Control Triggering Event” means the occurrence of a Series B Change of Control that is accompanied or followed by either a downgrade by one or more gradations (including both gradations within ratings categories and between ratings categories) or withdrawal of the rating of the Series B Preferred Units within the Ratings Decline Period (in any combination) by all three Named Rating Agencies, as a result of which the rating of the Series B Preferred Units on any day during such Ratings Decline Period is below the rating by all three Named Rating Agencies in effect immediately preceding the first public announcement of the Series B Change of Control (or occurrence thereof if such Series B Change of Control occurs prior to public announcement).

Conversion Right Upon a Series B Change of Control Triggering Event

Upon the occurrence of a Series B Change of Control Triggering Event, each holder of Series B Preferred Units will have the right (unless we have provided notice of our election to redeem Series B Preferred Units as described above under “—Optional Redemption upon a Series B Change of Control Triggering Event” or below under “—Redemption”) to convert some or all of the Series B Preferred Units held by such holder on the date fixed by the board of directors of our general partner (the “Series B Change of Control Conversion Date”) into a number of our common units per Series B Preferred Unit to be converted (the “Series B to Common Unit Conversion Consideration”) equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25 liquidation preference plus the amount of any accumulated and unpaid distributions to, but not including, the Series B Change of Control Conversion Date (unless the Series B Change of Control Conversion Date is after a record date for a Series B Preferred Unit distribution payment and prior to the corresponding distribution payment date, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) by (ii) the Common Unit Price (as defined in our partnership agreement), and

•

1.3426, which is the quotient obtained by dividing (i) the $25 liquidation preference by (ii) one-half of the closing price of the common units on the NYSE on the trading day immediately preceding the date of the prospectus supplement governing the offer and sale of the Series B Preferred Units, subject, in each case, to certain adjustments and to provisions for (i) the payment of any Series B Alternative Conversion Consideration (as defined below) and (ii) splits, combinations and distributions in the form of equity issuances, each as described in greater detail in our partnership agreement.

In the case of a Series B Change of Control pursuant to which our common units will be converted into cash, securities or other property or assets (including any combination thereof), a holder of Series B Preferred Units electing to exercise its right to convert some or all of the Series B Preferred Units held by such holder on the Series B Change of Control Conversion Date into a number of our common units per Series B Preferred Unit (the “Series B Change of Control Conversion Right”) will receive upon conversion of such Series B Preferred Units elected by such holder the kind and amount of such consideration that such holder would have owned or been entitled to receive upon the Series B Change of Control had such holder held a number of our common units equal to the Series B to Common Unit Conversion Consideration immediately prior to the effective time of the Series B Change of Control, which we refer to as the “Series B Alternative Conversion Consideration”; provided, however, that if the holders of our common units have the opportunity to elect the form of consideration to be received in the Series B Change of Control, the consideration that the holders of Series B Preferred Units electing to exercise their Series B Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of our common units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Series B Change of Control. We will not issue fractional common units upon the conversion of the Series B Preferred Units. Instead, we will pay the cash value of such fractional units.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Series B Change of Control Triggering Event as described under “—Optional Redemption upon a Change of Control Triggering Event” or our optional redemption rights as described below under “—Redemption,” holders of Series B Preferred Units will not have any right to convert the Series B Preferred Units that we have elected to redeem and any Series B Preferred Units subsequently selected for redemption that have been tendered for conversion pursuant to the Series B Change of Control Conversion Right will be redeemed on the related redemption date instead of converted on the Series B Change of Control Conversion Date.

Holders of Series B Preferred Units that choose to exercise their Series B Change of Control Conversion Right will be required prior to the close of business on the third business day preceding the Series B Change of Control Conversion Date, to notify us of the number of Series B Preferred Units to be converted and otherwise to comply with any applicable procedures contained in the notice described above or otherwise required by the Securities Depositary for effecting the conversion.

Redemption

Early Optional Redemption upon a Ratings Event

At any time prior to June 15, 2023, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event, we may, at our option, redeem the Series B Preferred Units in whole, but not in part, at a redemption price in cash per Series B Preferred Unit equal to $25.50 (102% of the liquidation preference of $25), plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date fixed for redemption, whether or not declared.

Optional Redemption on or after June 15, 2023

Any time on or after June 15, 2023, we may redeem, at our option, in whole or in part, the Series B Preferred Units at a redemption price in cash equal to $25 per Series B Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. We may undertake multiple partial redemptions. Any such redemption is subject to compliance with the provisions of our revolving credit facility and any other agreements governing our outstanding indebtedness.

We may also redeem the Series B Preferred Units under the terms set forth under “—Change of Control—Optional Redemption Upon a Series B Change of Control Triggering Event.”

No Sinking Fund

The Series B Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We, our general partner, and DCP Midstream GP, LLC, which is the general partner of our general partner, and the officers and directors of the foregoing entities, will not owe any fiduciary duties to holders of the Series B Preferred Units other than a contractual duty of good faith and fair dealing pursuant to our partnership agreement.

Description of 7.95% Series C Fixed-to-Floating Rate

Cumulative Redeemable Perpetual Preferred Units

The Series C Units

The Series C Preferred Units are a series of preferred units.

The holders of our Series C Preferred Units are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our general partner. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our Series C Preferred Units are entitled to receive distributions of our assets, after we have satisfied or made provision for our outstanding indebtedness and other obligations and after payment to the holders of any class or series of limited partner interests (including the Series C Preferred Units) having preferential rights to receive distributions of our assets over each such class of limited partner interests.

The Series C Preferred Units are fully paid and generally nonassessable. Each Series C Preferred Unit generally has a fixed liquidation preference of $25 per Series C Preferred Unit (subject to adjustment for any splits, combinations or similar adjustment to the Series C Preferred Units), plus an amount equal to accumulated and unpaid distributions thereon to, but not including, the date fixed for payment, whether or not declared.

The Series C Preferred Units represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series C Preferred Units rank junior to all of our current and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The rights of the holders of Series C Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of parity securities, including Series A Preferred Units and Series B Preferred Units (collectively, with any other parity securities, the “Series C Parity Securities”).

Except as described below in “—Change of Control—Conversion Right Upon a Series C Change of Control Triggering Event,” the Series C Preferred Units are not convertible into our common units or any other securities, do not have exchange rights and are not entitled, or subject, to any preemptive or similar rights. The Series C Preferred Units are not subject to mandatory redemption or to any sinking fund requirements. The Series C Preferred Units are subject to redemption, in whole or in part, at our, option commencing on October 15, 2023 or upon the occurrence of a Ratings Event.

Number of Series C Units

As of October 1, 2020, we had 4,400,000 Series C Units outstanding. We may, without notice to or consent of the holders of the then-outstanding Series C Preferred Units, authorize and issue additional Series C Preferred Units, junior securities and parity securities.

Our outstanding Series C Preferred Units are listed on the NYSE under the symbol “DCP PRC”.

Distributions

General

Holders of Series C Preferred Units will be entitled to receive, when, as and if declared by our general partner out of legally available funds for such purpose, cumulative cash distributions.

Distribution Rate

Distributions on Series C Preferred Units are cumulative from the date of original issue and are payable quarterly in arrears on each distribution payment date, when, as and if declared by our general partner out of legally available funds for such purpose.

The initial distribution rate for the Series C Preferred Units from and including the date of original issue to, but not including, October 15, 2023 is 7.95% per annum of the $25 liquidation preference per unit (equal to $1.9875 per unit per annum). On and after October 15, 2023, distributions on the Series C Preferred Units will accumulate at a percentage of the $25 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.882%.

Distribution Payment Dates

The distribution payment dates for the Series C Preferred Units are the 15th day of January, April, July and October of each year. Distributions accumulate in each such distribution period from and including the preceding distribution payment date or the initial issue date, as the case may be, to but excluding the applicable distribution payment date for such distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate.

Ranking

The Series C Preferred Units will, with respect to the payment of distributions and amounts payable upon the liquidation or dissolution of our affairs, rank:

•	senior to the junior securities (including our common units);

•	on parity with any Series C Parity Securities;

•	junior to any senior securities; and

•	junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

Under our partnership agreement, we may issue junior securities from time to time in one or more series without the consent of the holders of the Series C Preferred Units. The board of directors of our general partner has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. The board of directors of our general partner will also determine the number of units constituting each series of securities. Our ability to issue any Series C Parity Securities in certain circumstances or senior securities is limited as described under “—Voting Rights.”

Series C Parity Securities may include classes of our securities that have different distribution rates, mechanics, periods, payment dates and record dates than our Series C Preferred Units.

Liquidation Rights

Any liquidation will be made in accordance with capital accounts. The holders of outstanding Series C Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, a liquidation preference of $25 per Series C Preferred Unit. If the amount of our gross income and gain available to be specially allocated to the Series C Preferred Units is not sufficient to cause the capital account of a Series C Preferred Unit to equal the liquidation preference of a Series C Preferred Unit, then the amount that a holder of a Series C Preferred Unit would receive upon liquidation may be less than the Series C Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the Series C Preferred Units and Series C Parity Securities will be paid prior to any distributions in liquidation made in accordance with capital accounts. The rights of the holders of Series C Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of Series C Parity Securities in liquidation.

Voting Rights

The Series C Preferred Units will have no voting rights except as set forth below or as otherwise provided by Delaware law.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Units, voting as a separate class, we may not adopt any amendment to our partnership agreement that has a material adverse effect on the terms of the Series C Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Units, voting as a class together with holders of any other Series C Parity Securities upon which like voting rights have been conferred and are exercisable, we may not:

•	create or issue any Series C Parity Securities if the cumulative distributions payable on then outstanding Series C Preferred Units or Series C Parity Securities are in arrears;

•	create or issue any senior securities; or

•	make distributions to our common unitholders out of capital surplus.

On any matter described above in which the holders of the Series C Preferred Units are entitled to vote as a class (whether separately or together with holders of Series C Parity Securities), such holders will be entitled to one vote per Series C Preferred Unit. The Series C Preferred Units held by us or any of our subsidiaries or controlled affiliates will not be entitled to vote.

Change of Control

Optional Redemption Upon a Series C Change of Control Triggering Event

Upon the occurrence of a Series C Change of Control Triggering Event (as defined below), we may, at our option, redeem the Series C Preferred Units in whole or in part within 120 days after the first date on which such Series C Change of Control Triggering Event occurred (a “Series C Change of Control Redemption Period”), by paying the liquidation preference of $25 per Series C Preferred Unit, plus all accumulated and unpaid distributions to, but not including, the redemption date, whether or not declared. If, prior to the Series C Change of Control Conversion Date (as defined below), we exercise our right to redeem the Series C Preferred Units as described in the immediately preceding sentence, holders of the Series C Preferred Units we have elected to redeem will not have the conversion right described below under “—Conversion Right Upon a Series C Change of Control Triggering Event.” Any cash payment to holders of Series C Preferred Units will be subject to the limitations contained in our revolving credit facility and in any other agreements governing our indebtedness.

“Series C Change of Control” means the occurrence of either of the following after the original issue date of the Series C Preferred Units:

•

the direct or indirect lease, sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

•

the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as defined above), other than us, our general partner, DCP Midstream, LLC, Phillips 66 and Enbridge Inc. and their respective subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of us, our general partner, or DCP Midstream, LLC, measured by voting power rather than percentage of interests.

“Series C Change of Control Triggering Event” means the occurrence of a Series C Change of Control that is accompanied or followed by either a downgrade by one or more gradations (including both gradations within ratings categories and between ratings categories) or withdrawal of the rating of the Series C Preferred Units within the Ratings Decline Period (in any combination) by all three Named Rating Agencies, as a result of which the rating of the Series C Preferred Units on any day during such Ratings Decline Period is below the rating by all three Named Rating Agencies in effect immediately preceding the first public announcement of the Series C Change of Control (or occurrence thereof if such Series C Change of Control occurs prior to public announcement).

Conversion Right Upon a Series C Change of Control Triggering Event

Upon the occurrence of a Series C Change of Control Triggering Event, each holder of Series C Preferred Units will have the right (unless we have provided notice of our election to redeem Series C Preferred Units as described above under “—Optional Redemption upon a Change of Control Triggering Event” or below under “—Redemption”) to convert some or all of the Series C Preferred Units held by such holder on the date fixed by the board of directors of our general partner (the “Series C Change of Control Conversion Date”) into a number of our common units per Series C Preferred Unit to be converted (the “Series C to Common Unit Conversion Consideration”) equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25 liquidation preference plus the amount of any accumulated and unpaid distributions to, but not including, the Series C Change of Control Conversion Date (unless the Series C Change of Control Conversion Date is after a record date for a Series C Preferred Unit distribution payment and prior to the corresponding distribution payment date, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) by (ii) the Common Unit Price (as defined in our partnership agreement), and

•

1.2225, which is the quotient obtained by dividing (i) the $25 liquidation preference by (ii) one-half of the closing price of our common units on the NYSE on the trading day immediately preceding the date of the prospectus supplement governing the offer and sale of the Series C Preferred Units, subject, in each case, to certain adjustments and to provisions for (i) the payment of any Series C Alternative Conversion Consideration (as defined below) and (ii) splits, combinations and distributions in the form of equity issuances, each as described in greater detail in our partnership agreement.

In the case of a Series C Change of Control pursuant to which our common units will be converted into cash, securities or other property or assets (including any combination thereof), a holder of Series C Preferred Units electing to exercise its right to convert some or all of the Series C Preferred Units held by such holder on the Series C Change of Control Conversion Date into a number of our common units per Series C Preferred Unit (the “Series C Change of Control Conversion Right”) will receive upon conversion of such Series C Preferred Units elected by such holder the kind and amount of such consideration that such holder would have owned or been entitled to receive upon the Series C Change of Control had such holder held a number of our common units equal to the Series C to Common Unit Conversion Consideration immediately prior to the effective time of the Series C Change of Control, which we refer to as the “Series C Alternative Conversion Consideration”; provided, however, that if the holders of our common units have the opportunity to elect the form of consideration to be received in the Series C Change of Control, the consideration that the holders of Series C Preferred Units electing to exercise their Series C Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of our common units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Series C Change of Control. We will not issue fractional common units upon the conversion of the Series C Preferred Units. Instead, we will pay the cash value of such fractional units.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Series C Change of Control Triggering Event as described under “—Optional Redemption upon a Change of Control Triggering Event” or our optional redemption rights as described below under “—Redemption,” holders of Series C Preferred Units will not have any right to convert the Series C Preferred Units that we have elected to redeem and any Series C Preferred Units subsequently selected for redemption that have been tendered for conversion pursuant to the Series C Change of Control Conversion Right will be redeemed on the related redemption date instead of converted on the Series C Change of Control Conversion Date.

Holders of Series C Preferred Units that choose to exercise their Series C Change of Control Conversion Right will be required prior to the close of business on the third business day preceding the Series C Change of Control Conversion Date, to notify us of the number of Series C Preferred Units to be converted and otherwise to comply with any applicable procedures contained in the notice described above or otherwise required by the Securities Depositary for effecting the conversion.

Redemption

Early Optional Redemption upon a Ratings Event

At any time prior to October 15, 2023, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event, we may, at our option, redeem the Series C Preferred Units in whole, but not in part, at a redemption price in cash per Series C Preferred Unit equal to $25.50 (102% of the liquidation preference of $25), plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date fixed for redemption, whether or not declared.

Optional Redemption on or after October 15, 2023

Any time on or after October 15, 2023, we may redeem, at our option, in whole or in part, the Series C Preferred Units at a redemption price in cash equal to $25 per Series C Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. We may undertake multiple partial redemptions. Any such redemption is subject to compliance with the provisions of our revolving credit facility and any other agreements governing our outstanding indebtedness.

We may also redeem the Series C Preferred Units under the terms set forth under “—Change of Control—Optional Redemption Upon a Series C Change of Control Triggering Event.”

No Sinking Fund

The Series C Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We, our general partner, and DCP Midstream GP, LLC, which is the general partner of our general partner, and the officers and directors of the foregoing entities, will not owe any fiduciary duties to holders of the Series C Preferred Units other than a contractual duty of good faith and fair dealing pursuant to our partnership agreement.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We summarize certain other provisions of the partnership agreement elsewhere in this prospectus, including in “Description of the Common Units,” “Description of the Preferred Units,” “Cash Distribution Policy,” and “Material Income Tax Considerations.”

Organization and Duration

We were organized on August 5, 2005 and will have a perpetual existence except as provided below under “—Termination and Dissolution.”

Voting Rights

The following is a summary of the common unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require the approval of a majority of the common units.

In voting their common units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement”.

Merger, consolidation or conversion of our partnership or the sale or other disposition of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets”.

Termination and dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution”.

Continuation of our business upon dissolution	Unit majority. Please read “—Termination and Dissolution”.

Withdrawal of the general partner	No approval right. Please read “—Withdrawal or Removal of the General Partner”.

Removal of the general partner	Not less than 66 2⁄3% of the outstanding common units, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of the General Partner”.

Transfer of the general partner interest	No approval right. Please read “—Transfer of General Partner Interest”.

Transfer of ownership interests in our general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in the General Partner”.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and that such limited partner otherwise acts in conformity with the provisions of the partnership agreement, such limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital such limited partner is obligated to contribute to us for its units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in multiple states and we may have subsidiaries that conduct business in additional states in the future. Maintenance of our limited liability as a limited partner of the operating partnership may require compliance with legal requirements in the jurisdictions in which the operating partnership conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our partnership interest in our operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the common unitholders. However, without the consent of the holders of at least 66 2/3% of the outstanding Series A Preferred Units, Series B Preferred Units and Series C Preferred Units (voting as a class together with holders of any other parity securities), we may not (1) create or issue any parity securities if the cumulative distributions payable on outstanding Series A Preferred Units, Series B Preferred Units or Series C Preferred Units (or any other parity securities) are in arrears, (2) create or issue any senior securities, or (3) declare or pay any distribution to holders of common units from available cash from capital surplus.

It is possible that we will fund acquisitions through the issuance of additional common units, preferred units, subordinated units or other partnership securities. Holders of any additional common units that we issue in the future will be entitled to share equally in our distributions of available cash with the then-existing holders of common units. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

Amendment of the Partnership Agreement

General. Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by the holders of units representing a unit majority.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates), only if DCP obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under the Delaware Act. As of October 1, 2020, our general partner and its affiliates owned approximately 57% of the outstanding common units.

No Unitholder Approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor the operating partnership nor any of its subsidiaries will be treated (to the extent not previously treated as such) as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

•	an amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

an amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•

are required to effect the intent expressed in our original registration statement on Form S-1 (File No. 333-128378), filed with the SEC on September 16, 2005, as amended or supplemented, or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval. Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described above. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, the partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued in connection with such merger or consolidation do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of units representing a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership, our operating partnership, nor any of our other subsidiaries, would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will act with all of the powers of our general partner that are necessary or appropriate to liquidate our assets and apply the proceeds of the liquidation as described in “Our Cash Distribution Policy and Restrictions on Distributions—Distributions of Cash Upon Liquidation”. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to our partners. The liquidator may distribute our assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Our general partner may withdraw as general partner without obtaining approval of any unitholder by giving 90 days’ written notice, provided that such withdrawal will not constitute a violation of our partnership agreement.

In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest”.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of units representing a unit majority may select a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of units representing a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution”.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of the outstanding common units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of a unit majority. The ownership of more than 33 1⁄3% of the outstanding common units by our general partner and its affiliates would give them the ability to prevent our general partner’s removal.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of that interest. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Our general partner holds a non-economic general partner interest in us. Our general partner and its affiliates may at any time, transfer the general partner interest to one or more persons, without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, DCP Midstream, LLC and its affiliates may sell or transfer all or part of their partnership interests in our general partner, or their membership interest in DCP Midstream GP, LLC, the general partner of our general partner, to an affiliate or third party without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove DCP Midstream GP, LP as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights with respect to all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Please read “—Meetings; Voting”. Other provisions in the partnership agreement relating to removal are described above under “—Withdrawal or Removal of the General Partner”.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class (other than the Series A Preferred Units, Series B Preferred Units, and the Series C Preferred Units), our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have its limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The U.S. federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of its common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Common Units”.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of common units has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights may be issued in the future. Please read “—Issuance of Additional Securities”. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Please read “—Change of Management Provisions”. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Non-Citizen Assignees; Redemption

If we, or any of our affiliates, are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we, or our affiliates, have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by such limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about its nationality, citizenship or related status. If a limited partner fails to furnish information about its nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, such limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. However, a non-citizen assignee does not have the right to direct the voting of its units and shall not receive distributions in-kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any other person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books must be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each unitholder of record with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist it in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether it supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, and upon reasonable written demand stating the purpose of such demand and at such limited partner’s own expense, have furnished to it:

•	a current list of the name and last known address of each partner;

•	a copy of our federal, state and local income tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which each has been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information, the disclosure of which our general partner believes in good faith is not in our best interests, that could damage our or our affiliates’ businesses, or that we or our affiliates are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of DCP Midstream GP, LP as general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and a structuring fee.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

General

Rationale for Our Cash Distribution Policy. Our cash distribution policy reflects a basic judgment that our unitholders will be better served by the distribution of our available cash after expenses and reserves rather than retaining it. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to our unitholders than would be the case were we subject to such a tax. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy. There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•

The board of directors of our general partner will have the authority to establish reserves for the proper conduct of our business (including for future capital expenditures or credit needs), to comply with applicable law and any of our agreements or obligations, and for future cash distributions to our unitholders, and the establishment of those reserves could result in a reduction in cash distributions to our unitholders from levels we currently anticipate pursuant to our stated distribution policy.

•

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement can be amended with the approval of a majority of the outstanding common units (including common units held by affiliates of DCP Midstream, LLC).

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

•	Under Section 17-607 of the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to increases in our general and administrative expense, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

•

We have partial ownership interests in a number of joint ventures. The governing agreements for each of these joint ventures contain the requirements and restrictions on distributing cash from these joint ventures. We may be unable to control the timing and the amount of cash we will receive from the operation of these joint ventures and we could be required to contribute significant cash to fund our share of their operations, which could adversely affect our ability to make distributions.

•

If we do not pay the required distributions on our preferred units, we will be unable to pay distributions on our common units. Additionally, because distributions to our preferred unitholders are cumulative, we will have to pay all unpaid accumulated preferred distributions before we can pay any distributions to our common unitholders. Also, because distributions to our common unitholders are not cumulative, if we do not pay distributions on our common units with respect to any quarter, our common unitholders will not be entitled to receive distributions covering any prior periods if we later commence paying distributions on our common units.

Distributions of Available Cash

General. Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash pro rata to unitholders of record on the applicable record date.

Definition of Available Cash. Available cash, for any quarter, consists of all cash and cash equivalents on the date of determination of available cash for that quarter;

•	less the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business, including reserves for future capital expenditures and anticipated credit needs;

comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation;

•	provide funds to make Series A Preferred Distributions, Series B Preferred Distributions and Series C Preferred Distributions (as each such term is defined in our partnership agreement); or

•

provide funds for distributions to our unitholders for any one or more of the next four quarters; provided, however, that the general partner may not establish cash reserves pursuant to this sub-point if the effect of such reserves would be that we would be unable to distribute an amount equal to $0.35 per common unit on all common units with respect to such quarter;

•	plus, if our general partner so determines, all or a portion of cash or cash equivalents on hand on the date of determination of available cash for such quarter.

Operating Surplus and Capital Surplus

General. All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.”

Operating Surplus. Operating surplus consists of:

•

an amount equal to four times the amount needed for any one quarter for us to pay a distribution on all of our units at the same per unit amount as was distributed in the immediately preceding quarter; plus

•

all of our cash receipts since our initial public offering, excluding cash from borrowings, sales of equity and debt securities, sales or other dispositions of assets outside the ordinary course of business, the termination of interest rate swap agreements, capital contributions or corporate reorganizations or restructurings; less

•	all of our operating expenditures since our initial public offering, but excluding the repayment of borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures.

Maintenance capital expenditures represent cash expenditures where we add on to or improve capital assets owned, or acquire or construct new capital assets if such expenditures are made to maintain, including over the long term, our operating capacity or revenues. Expansion capital expenditures represent cash expenditures for acquisitions or capital improvements (where we add on to or improve the capital assets owned, or acquire or construct new gathering lines, treating facilities, processing plants, fractionation facilities, pipelines, terminals, docks, truck racks, tankage and other storage, distribution or transportation facilities and related or similar midstream assets) in each case if such addition, improvement, acquisition or construction is made to increase our operating capacity or revenues.

Capital Surplus. Capital surplus consists of:

•	borrowings;

•	sales of our equity and debt securities;

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets;

•	the termination of interest rate swap agreements;

•	capital contributions; and

•	corporate reorganizations or restructurings.

Characterization of Cash Distributions. Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since our initial public offering equals the operating surplus as of the most recent date of determination of available cash. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes an amount equal to four times the amount needed for any one quarter for us to pay a distribution on all of our units at the same per-unit amount as was distributed in the immediately preceding quarter. This amount does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus for the foreseeable future.

General Partner Interest

Our general partner holds a non-economic general partner interest in us, which includes any and all rights, powers and benefits to which the general partner is entitled and obligations to which the general partner is subject, but does not include any rights to receive any distributions of cash, property or other assets upon our liquidation or winding up or otherwise.

Distributions of Cash Upon Liquidation

General. If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will then apply the proceeds of liquidation to the payments of the Series A Preferred Liquidation Preference, the Series B Preferred Liquidation Preference and the Series C Preferred Liquidation Preference (each term as defined in our partnership agreement). We will then distribute any remaining proceeds to the unitholders, in accordance with, and to the extent of, the balances in their respective capital accounts, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in the partnership agreement. We will generally allocate any gain on liquidation to the partners in the following manner:

•	first, to the general partner and unitholders who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•

second, to the Series A Preferred Unitholders, pro rata, Series B Preferred Unitholders, pro rata, and Series C Preferred Unitholders, pro rata, until the capital account in respect of each outstanding Series A Preferred Unit, each outstanding Series B Preferred Unit, and each outstanding Series C Preferred Unit is equal to the Series A Preferred Base Liquidation Preference, the Series B Preferred Base Liquidation Preference, or the Series C Preferred Base Liquidation Preference (each term as defined in our partnership agreement), as applicable.

•	third, to the common unitholders in a manner that, to the nearest extent possible, results in equal capital account balances maintained with respect to each common unit; and

•	thereafter, among the common unitholders in accordance with their respective percentage interests.

Manner of Adjustments for Losses. The manner of the adjustment for loss is set forth in the partnership agreement. We will generally allocate any loss on liquidation to the partners in the following manner:

•	first, among the common unitholders in a manner that, to the nearest extent possible, results in equal capital account balances maintained with respect to each common unit;

•	second, to the common unitholders, in accordance with their respective percentage interests, until the capital account in respect of each common unit then outstanding has been reduced to zero;

•

third, to all Series A Preferred Unitholders, Series B Preferred Unitholders, and Series C Preferred Unitholders, in proportion to their adjusted capital account balances, until the adjusted capital account in respect of each Series A Preferred Unit, Series B Preferred Unit, and Series C Preferred Unit has been reduced to zero; and

•	thereafter, the balance, if any, 100% to the general partner.

Adjustments to Capital Accounts. Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

DESCRIPTION OF THE DEBT SECURITIES

The following sets forth certain general terms and provisions of the base indenture under which the debt securities are to be issued, unless otherwise specified in a prospectus supplement. The particular terms of the debt securities to be sold will be set forth in a prospectus supplement relating to such debt securities.

The debt securities will be issued solely by DCP Midstream Operating, LP, as the issuer. References in this “Description of the Debt Securities” to “us,” “we,” or “our” refer only to DCP Midstream Operating, LP, as issuer, and not to DCP Midstream, LP or to any of our or its subsidiaries. References in this “Description of the Debt Securities” to “the master partnership” or “the guarantor” refer only to DCP Midstream, LP, and not to any of its subsidiaries.

The debt securities will represent our unsecured general obligations, unless otherwise provided in the applicable prospectus supplement. As indicated in the applicable prospectus supplement, the debt securities will either be senior debt securities or subordinated debt securities, and may be guaranteed by subsidiary guarantors. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under an indenture that has been entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee on September 30, 2010, that has been filed as an exhibit to DCP Midstream, LP’s Form 8-K filed with the SEC on September 30, 2010, subject to such amendments or supplemental indentures as are adopted from time to time. The following summary of certain provisions of that indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of that indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms in the indenture are referred to, such sections or defined terms are incorporated herein by reference. We urge you to read the indenture filed as an exhibit to the registration statement of which this prospectus is a part because that indenture, as amended or supplemented from time to time, and not this description, governs your rights as a holder of debt securities.

General

The indenture does not limit the amount of debt securities that may be issued thereunder. The applicable prospectus supplement and indenture supplement with respect to any applicable debt securities will set forth the terms of the debt securities offered pursuant thereto, including the following:

•	the title and series of such debt securities;

•	any limit upon the aggregate principal amount of such debt securities of such series;

•	whether such debt securities will be in global form or other form;

•	the date or dates on which principal and any premium on such debt securities is payable, or the method or methods by which such dates will be determined;

•	the interest rate or rates applicable to such debt securities (or method by which such rate or rates will be determined), if any;

•	the date from which such interest will accrue and the dates on which any such interest will be payable;

•	whether and under what circumstances any additional amounts are payable with respect to such debt securities;

•	the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security and the manner of giving such notice;

•	the basis upon which interest on such debt securities shall be calculated, if other than that of a 360-day year of twelve 30-day months;

•

if in addition to or other than the Borough of Manhattan, City of New York, the place or places where the principal of, any premium and interest on, or any additional amounts on such debt securities will be payable;

•	whether and under what terms, conditions and price such debt securities may be redeemed at our option;

•	whether and under what terms and conditions such debt securities must be redeemed by us pursuant to any sinking fund provisions or purchased by us at the option of the holder of such debt securities;

•	the denominations of such debt securities, if other than $2,000 and multiples of $1,000 in excess thereof;

•	whether the debt securities will be convertible or exchangeable, and the terms and conditions upon which such debt securities will be convertible into other securities, cash or property;

•

if other than the principal amount thereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof (or the method by which such portion is to be determined);

•	the foreign currency in which payment of principal or any premium, interest or additional amounts on such debt securities will be payable if such amounts are payable other than in U.S. dollars;

•

whether, and under what terms the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods;

•	any deletions from, modifications of or additions to the events of default or covenants described herein;

•	whether such debt securities will be subject to defeasance or covenant defeasance;

•	whether, and under what terms such debt securities are to be issuable upon the exercise of warrants;

•	the identity of any trustees other than The Bank of New York Mellon Trust Company, N.A., and any authenticating or paying agents, or security registrars with respect to such debt securities;

•	whether such debt securities are senior or subordinated debt securities, and if they are subordinated securities, the terms on which such debt securities will be subordinated to other debt of ours;

•	whether such debt securities will be guaranteed and the identity of any guarantors;

•

whether such debt securities will be secured by collateral and the terms and conditions by which such debt securities will be secured, including, if applicable, the terms and conditions upon which any such liens will be subordinated to other liens securing other indebtedness of ours of any guarantor; and

•	any other terms of such debt securities and any other deletions from or additions to or modifications of the indenture with respect to such debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement may also describe any material U.S. federal income tax consequences or other special considerations regarding the applicable series of debt securities.

Debt securities may be presented for exchange, conversion, or transfer in the manner, at the places and subject to the restrictions set forth in the indenture, as amended or supplemented, and the applicable prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture, as amended or supplemented.

The indenture does not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of us, except to the limited extent described below under “—Consolidation, Merger and Sale of Assets” or as provided in any prospectus supplement and supplemental indenture.

Guarantees

Our payment obligations under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by the master partnership or by one or more of the subsidiary guarantors if and to the extent provided in a prospectus supplement and a supplemental indenture. Unless described otherwise in the applicable prospectus supplement, each guarantor of the debt securities of such series, and any entity that is a successor thereto, will fully, unconditionally and absolutely guarantee the due and punctual payment of the principal of, and premium, if any, and interest on such debt securities, and all other amounts due and payable under the indenture and such debt securities by us to the trustee and the holders of such debt securities. The terms of any such guarantees of the subsidiary guarantors may provide for their release upon the occurrence of certain events. If a series of debt securities is so guaranteed, each guarantor will execute a notation of guarantee as further evidence of its guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the master partnership or any subsidiary guarantor.

Any guarantee of a subsidiary guarantor may be released in connection with any defeasance or covenant defeasance. In addition, if no default has occurred and is continuing under the indenture, the relevant subsidiary guarantor will be unconditionally released and discharged from the guarantee automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect equity interests in such subsidiary guarantor, or upon the merger of such subsidiary guarantor into us or into another subsidiary guarantor or upon the liquidation and dissolution of such subsidiary guarantor to the extent such liquidation or dissolution is expressly permitted by the indenture or by the applicable debt securities.

Modification and Waiver

The indenture provides that we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or for the purpose of modifying in any manner the rights of the holders of debt securities of a series under the indenture or of the debt securities of such series, with the consent of the holders of not less than a majority (or such greater amount as is provided for with respect to such series) in principal amount of the outstanding debt securities of such series affected by such supplemental indenture. No such supplemental indenture may, however, without the consent of the holder of each outstanding debt security affected thereby:

(a) change the stated maturity of the principal of, or any premium, installment of interest on or additional amounts with respect to, such debt securities, or reduce the principal amount thereof, or reduce the interest rate thereon or any additional amounts, or reduce any premium payable on redemption thereof or otherwise, or change our obligation to pay additional amounts with respect thereto, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change the redemption provisions or adversely affect the right of repayment at the option of any holder of such debt securities, or change the place of payment for any debt security or the currency in which the principal of, or any premium, interest or additional amounts with respect to, any debt security is payable, or impair the right to institute suit for the payment of principal of, premium or interest on, or additional amounts with respect to, such debt securities after such payment is due;

(b) reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver, or reduce the requirements for a quorum or for voting;

(c) modify any of the provisions of the sections of the indenture relating to amending the indenture, or waiving events of defaults and covenants, except to increase any necessary percentage of principal amount of outstanding debt securities required for such actions, or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby;

(d) release any guarantor from any of its obligations under its guarantee or the indenture, other than in accordance with the terms of the indenture;

(e) modify any guarantee in any manner adverse to the holders of each outstanding debt security covered by such guarantee; or

(f) make any change that adversely affects the right to convert or exchange any debt security into or for common units or other securities, cash or other property in accordance with the terms of the applicable debt security.

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture provides that we and the trustee may, without the consent of the holders of any debt securities issued thereunder, enter into one or more supplemental indentures in form satisfactory to the trustee, for any of the following purposes:

(a) to evidence the succession of another person to us or any guarantor, and the assumption by any such successor of our covenants or those of such guarantor in the indenture and in the debt securities issued thereunder or in the guarantees;

(b) to add to our covenants or those of any guarantor for the benefit of the holders of all or any series of debt securities issued thereunder, or to surrender any right or power conferred on us or any guarantor pursuant to the indenture;

(c) to establish the form and terms of any series of debt securities issued thereunder;

(d) to evidence and provide for the acceptance of the appointment under the indenture by a successor trustee with respect to one or more series of debt securities issued thereunder or to add to or change any of the provisions of the indenture as are necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

(e) to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture, to comply with any applicable mandatory provision of law, or to make any other provisions with respect to matters or questions arising under the indenture, so long as no such action adversely affects in any material respect the interests of the holders of any series of then outstanding debt securities issued thereunder ;

(f) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities under the indenture;

(g) to add any additional events of default with respect to all or any series of debt securities issued thereunder;

(h) to supplement any provisions of the indenture to the extent necessary for the defeasance and discharge of any series of debt securities issued thereunder, so long as action does not adversely affect in any material respect the interests of any holder of an outstanding debt security of such series or any other debt security issued thereunder;

(i) to make provisions with respect to the conversion or exchange rights of holders of debt securities of any series issued thereunder;

(j) to reflect the release of any guarantor permitted by the indenture;

(k) to add guarantors in respect of the debt securities of one or more series issued thereunder and to provide for the terms and conditions of release thereof;

(l) to pledge to the trustee any property or assets as security for the debt securities of one or more series issued thereunder and to provide for the terms and conditions of release thereof;

(m) to change or eliminate any provisions of the indenture, provided that any such change or elimination will become effective only when there is no outstanding debt security of any series issued thereunder created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

(n) to provide for certificated securities in addition to or in place of global securities;

(o) to qualify the indenture under the Trust Indenture Act of 1939, as amended;

(p) with respect to the debt securities of any series issued thereunder, to conform the text of the indenture or the debt securities of such series to any provision of the description thereof in our offering memorandum or prospectus relating to the initial offering of such debt securities, to the extent that such provision, in our good faith judgment, was intended to be a verbatim recitation of a provision of the indenture or such debt securities, so long as such change does not adversely affect the rights of holders of outstanding debt securities in any material respect; or

(q) to make any other change that does not adversely affect the rights of holders of any outstanding debt securities issued under the indenture in any material respect.

Events of Default

Unless otherwise provided in the supplemental indenture or board resolution or officer’s certificate establishing the terms of any series of debt securities, the following are events of default under the indenture with respect to each series of debt securities issued thereunder:

(a) default for 30 days in the payment when due of interest on, or any additional amount in respect of, any debt security of such series;

(b) default in the payment of principal of or any premium or any additional amounts payable in respect of such principal or premium on the debt securities of such series when the principal or premium becomes due;

(c) default in the deposit of any sinking fund payment when and as due by the terms of any debt security of such series, subject to any cure period that may be specified in any such debt security;

(d) failure by us or, if any series of debt securities is entitled to the benefit of a guarantee, by any guarantor, for 60 days after receipt of written notice from the trustee upon direction from holders of at least 25% in principal amount of the then outstanding debt securities of such series, to observe or perform any other covenants or agreements in the indenture (other than those described in clauses (a), (b) or (c) immediately above) and stating that such notice is a “Notice of Default” under the indenture; provided, that if such failure cannot be cured within such 60-day period, such period is to be automatically extended by another 60 days so long as (i) such failure is subject to cure and (ii) we are, or if applicable, the guarantors are, using commercially reasonable efforts to cure such failure; and provided, further, that a failure to comply with any such other agreement in the indenture that results from a change in generally accepted accounting principles is not to be deemed to be an event of default;

(e) certain events of bankruptcy, insolvency or reorganization with respect to us, or if any outstanding series of debt securities is entitled to the benefit of a guarantee, with respect to such guarantor;

(f) if any outstanding series of debt securities is entitled to the benefit of a guarantee by a guarantor, the guarantee of any guarantor ceases to be in full force and effect with respect to the debt securities of that series (except as otherwise provided in the indenture) or is declared null and void in a judicial proceeding, or any guarantor denies or disaffirms its obligations under the indenture or such guarantee; or

(g) any other event of default provided in a supplemental indenture with respect to a particular series of debt securities, provided that any event of default that results from a change in generally accepted accounting principles is not to be deemed to be an event of default.

If an event of default described in clause (e) above occurs, then the principal amount (or, in the case of discounted debt securities, the portion of the principal amount specified in the terms of that series) of all of the outstanding debt securities shall automatically become due and payable immediately, without further action or notice. If (i) an event of default specified in clause (a), (b) or (c) above occurs and is continuing, and we and the trustee receive written notice that holders of at least 25%, or (ii) an event of default specified in any clause other than clause (a), (b), (c) or (e) above occurs and is continuing, we (and if any series of debt securities under the indenture is entitled to the benefits of a guarantee by a guarantor, each of the guarantors) and the trustee receive written notice that holders of not less than a majority in aggregate principal amount of the outstanding debt securities of such series have declared the principal (or, in the case of discounted debt securities, the portion of the principal amount specified in the terms thereof) of all of the debt securities of such series to be due and payable immediately, then upon any such declaration, such principal shall become and shall be immediately due and payable, anything contained in the indenture or in the debt securities of that series or established with respect to that series to the contrary notwithstanding. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture way waive any past or existing default or event of default with respect to such series of debt securities, except in each case a continuing default (1) in the payment of the principal of, any premium or interest on, or any additional amounts with respect to, any debt security of such series, or (2) in respect of a covenant or provision of the indenture that, pursuant to the indenture, cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected thereby.

The indenture provides that within 90 days after the occurrence of a default under the indenture with respect to any series of debt securities of which the trustee has actual knowledge, the trustee is to give notice of such default to the holders of such series of debt securities, unless the event of default has been cured or waived, but the trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in case of a default in the payment of principal of or interest or premium on, or additional amounts or a sinking fund payment in respect of, the debt securities) if the trustee determines in good faith that it is in the best interest of the holders of such debt securities to do so.

The indenture contains a provision disclaiming liability of the trustee in its individual capacity with respect to any action taken, suffered or omitted to be taken by the trustee in good faith in accordance with the indenture and, to the extent not provided in the indenture, with respect to any act requiring the trustee to exercise its own discretion, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee, under the indenture or any debt securities, unless it is proven that, in connection with any such action taken, suffered or omitted or any such act, the trustee was negligent, acted in bad faith or engaged in willful misconduct. In addition, the indenture contains a provision disclaiming liability of the trustee with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the indenture or at the direction of the holders of a majority in aggregate principal amount of the outstanding debt securities relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising or omitting to exercise any trust or power conferred upon the trustee under the indenture. The indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee with respect to the debt securities of such series; provided, however, that the trustee may decline to follow any such direction if, among other reasons, the trustee determines that the proceedings as directed would be unduly prejudicial to the holders of the debt securities of such series not joining in such proceeding. The right of a holder to institute a proceeding with respect to a series of debt securities is subject to certain conditions precedent including, without limitation, that such holder has previously given written notice to the trustee of a continuing event of default with respect to such debt securities, and that in case of an event of default specified in clause (a), (b), (c) or (e) of the first paragraph above under “—Events of Default,” holders of at least 25%, or in case of an event of default other than specified in clause (a), (b), (c) or (e) of the first paragraph above under “—Events of Default,” holders of at least a majority, in aggregate principal amount of the outstanding debt securities of such series have made a written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee, have offered indemnity to the trustee satisfactory to the trustee for its costs, expenses and liabilities to be incurred in compliance with such request, and the trustee has failed to institute a proceeding within 60 days after its receipt of such notice, request and offer of indemnity. Notwithstanding any other provision in the indenture, the holder of any debt security has an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on, and any additional amounts with respect to, such debt security when due, and to institute suit for the enforcement of any such payment.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of our subsidiaries (taken as a whole with our assets and properties) to another person in one or more related transactions unless either (a) in the case of a merger or consolidation, we are the survivor or (b) the person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a person organized under the laws of any domestic jurisdiction, and such person assumes our payment and performance obligations under the indenture and the debt securities issued thereunder, and after giving effect to such transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and certain other conditions are met.

Certain Covenants

The covenants set forth in the indenture include the following:

Payment of Principal, any Premium, Interest or Additional Amounts. We will duly and punctually pay the principal of, and premium and interest on or any additional amounts payable with respect to, any debt securities of any series in accordance with their terms and the terms of the indenture.

Maintenance of Office or Agency. We will maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer or exchange.

Reports. We and any guarantor will file with the trustee, within 30 days after we have filed the same with the SEC, unless such reports are available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we or any guarantor are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we or such guarantor are not required to file information, documents or reports pursuant to either of such Sections, then we will file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports that are required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as are prescribed from time to time in such rules and regulations.

Additional Covenants. Any additional covenants with respect to any series of debt securities will be set forth in the supplemental indenture and the prospectus supplement relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities of any series are convertible into common units or exchangeable for other securities, cash or other of our property will be set forth in the applicable supplemental indenture or board resolution and officer’s certificate and prospectus supplement relating thereto.

Redemption; Repurchase at the Option of the Holder; Sinking Fund

The terms and conditions, if any, upon which (a) the debt securities of any series are redeemable at our option, (b) the holder of debt securities of any series may cause us to repurchase such debt securities or (c) the debt securities of any series are subject to any sinking fund will be set forth in the applicable supplemental indenture or debt security.

Repurchases on the Open Market

We or any affiliate of ours may at any time or from time to time repurchase any debt security in the open market or otherwise. Such debt securities may, at our option or the option of our relevant affiliate, be held, resold or surrendered to the trustee for cancellation.

Discharge, Defeasance and Covenant Defeasance

The indenture provides, with respect to each series of debt securities issued thereunder, that we may satisfy and discharge our obligations under the indenture with respect to debt securities of such series if:

(a) (i) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the trustee for cancellation; or

(ii) the debt securities of such series not delivered to the trustee for cancellation have become due and payable, or will become due and payable within one year, or if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, and we have deposited in trust with the trustee, as trust funds, for that purpose, money or governmental obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) to pay the entire indebtedness on the debt securities of such series not delivered to the trustee for cancellation;

(b) we have paid all other sums payable by us under the indenture with respect to the outstanding debt securities of such series; and

(c) we have delivered to the trustee an officer’s certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture with respect to the debt securities of such series have been complied with.

Notwithstanding such satisfaction and discharge with respect to any series of debt securities, (i) our obligations to compensate and indemnify the trustee, to pay additional amounts, if any, in respect of debt securities in certain circumstances and to transfer, convert or exchange debt securities pursuant to the terms thereof, and (ii) our obligations and the obligations of the trustee with respect to holding funds in trust and applying such funds pursuant to the terms of the indenture, with respect to issuing temporary debt securities, with respect to the registration, transfer and exchange of debt securities, with respect to the replacement of mutilated, destroyed, lost or stolen debt securities and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

Unless inapplicable to debt securities of a series pursuant to the terms thereof, (i) we will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of any series issued under the indenture, and the provisions of the indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“defeasance”) and (ii) (1) we may omit to comply with the covenant under “—Consolidation, Merger and Sale of Assets” and any other additional covenants established pursuant to the terms of such series, and such omission shall be deemed not to be an event of default under clause (d) or (f) of the first paragraph of “—Events of Default” and (2) the occurrence of any event described in clause (f) of the first paragraph of “—Events of Default” shall not be deemed to be an event of default, in each case with respect to the outstanding debt securities of such series (clauses (1) and (2) of this clause (ii), “covenant defeasance”); provided that the following conditions shall have been satisfied with respect to such series:

(a) we have irrevocably deposited in trust with the trustee, as trust funds pledged solely for the benefit of the holders of the debt securities of such series, for the purpose of making the following payments, an amount in money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment, to pay and discharge the principal of, premium, if any, and accrued interest and additional amounts, if any, on, the outstanding debt securities of such series to maturity or earlier redemption date (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be, and any required sinking fund payments or analogous payments applicable to such debt securities;

(b) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

(c) no event of default or event that with notice or lapse of time would become an event of default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit;

(d) with respect to defeasance, we shall have delivered to the trustee an opinion of counsel stating that (i) we have received from the Internal Revenue Service a letter ruling, or there has been published by the Internal Revenue Service a revenue ruling, or (ii) since the date of the execution of the indenture, there has been a change in applicable federal income tax law, in either case to the effect that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(e) with respect to covenant defeasance, we shall have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(f) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance or covenant defeasance contemplated have been complied with;

(g) if the debt securities are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or provision therefor satisfactory to the trustee shall have been made; and

(h) any such defeasance or covenant defeasance shall comply with any additional or substitute terms, conditions or limitations of the debt securities of such series.

Notwithstanding any defeasance or covenant defeasance, among other obligations, our obligations, and the rights of the holders, with respect to the following will survive with respect to the debt securities of such series until otherwise terminated or discharged under the terms of the indenture:

(a) the rights of holders of outstanding debt securities of such series to receive payments in respect of the principal of, interest on or premium or additional amounts, if any, payable in respect of, such debt securities when such payments are due and any rights of such holders to convert or exchange such debt securities for other securities, cash or other property;

(b) the rights, powers, trusts, duties and immunities of the trustee; and

(c) the defeasance or covenant defeasance provisions of the indenture.

Limitation of Liability

Our unitholders, our general partner and its directors, officers and members and those of any guarantor will not be liable for our obligations under the debt securities, the indenture or any guarantees, or for any claim based on, or in respect of, such obligations. By accepting a debt security, each holder of that debt security will have agreed to this provision and waived and released any such liability on the part of our unitholders, our general partner and its directors, officers and members and those of any guarantor. This waiver and release are part of the consideration for our issuance of the debt securities. It is the view of the SEC that a waiver of liabilities under the federal securities laws is against public policy and unenforceable.

Book Entry, Delivery and Form

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

Principal, premium, if any, and interest payments due on the global securities will be wired to DTC’s nominee. The issuer, any guarantor, the trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, the issuer, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the trustee, any guarantor or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•

DTC notifies the issuer that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the issuer within 90 days; or

•	the issuer determines not to require all of the debt securities of a series to be represented by a global security and notifies the trustee of the decision.

Applicable Law

The indenture provides that the debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

About the Trustee

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States with respect to the acquisition, ownership and disposition of units issued pursuant to this prospectus. Unless otherwise noted in the following section, this discussion is the opinion of Holland & Hart LLP, tax counsel to our general partner and us, only insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon representations made by us to tax counsel and current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations, current administrative rulings, and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities, subsequent to the date of this prospectus or retroactively applied, or inaccuracies in the representations upon which tax counsel relied, may cause the tax consequences to vary substantially from the consequences described below.

The following discussion does not address all U.S. federal income tax matters affecting us or the unitholders, such as the application of the alternative minimum tax. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, partnerships and entities treated as partnerships for U.S. federal income tax purposes, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States, or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt organizations, non-U.S. persons, individual retirement accounts, or IRAs, or other plans governed by section 401 of the Code, real estate investment trusts, or REITs, employee benefit plans or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction,” or other risk reduction transaction, persons who acquired their units by gift, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, this discussion only comments to a limited extent on state tax consequences and does not comment on local or non-U.S. tax consequences or non-income U.S. federal taxes. Accordingly, we urge each prospective unitholder to consult, and depend on, its own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to such prospective unitholder of the acquisition, ownership, or disposition of the common units.

We will rely on opinions and advice of tax counsel regarding matters affecting us and prospective unitholders. Unlike a ruling from the U.S. Internal Revenue Service, or IRS, the opinion or advice of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne directly or indirectly by the unitholders and our general partner. Furthermore, our tax treatment, or the tax treatment of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of tax counsel and are based on the accuracy of the representations made by us. Tax counsel has not undertaken any obligation to update its opinion after the date of this filing.

For the reasons described below, tax counsel has not rendered an opinion with respect to the following specific U.S. federal income tax issues:

•	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Common Unit Ownership—Treatment of Short Sales”);

•

whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”);

•

whether assignees of common units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, will be treated as our partners for tax purposes (please read “—Limited Partner Status”); and

•

whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Common Unit Ownership—Section 754 Election” and “—Uniformity of Common Units”).

In addition, tax counsel has not rendered an opinion with respect to the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

Partnership Status

A partnership is not a taxable entity for U.S. federal income tax purposes and incurs no U.S. federal income tax liability, except as described in “—Administrative Matters—Information Returns and Audit Procedures”. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to such partner by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to it is in excess of its adjusted basis in its partnership interest.

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing, and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Qualifying income does not include rental income from leasing personal property. We estimate that, as of the date of this prospectus, less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, tax counsel is of the opinion that, as of the date of this prospectus, at least 90% of our current gross income constitutes qualifying income. The percentage of our income that is qualifying income can change from time to time.

A publicly traded partnership may not rely upon the Qualifying Income Exception if it is registered under the Investment Company Act of 1940, as amended, or the 1940 Act. If we are required to register under the 1940 Act, we will be taxed as a corporation even if we meet the Qualifying Income Exception. Based on an opinion of counsel regarding the 1940 Act and the factual representations made by us and our general partner, tax counsel is of the opinion that we may rely on the Qualifying Income Exception.

It is the opinion of tax counsel that, based upon the Code, applicable Treasury Regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating partnership will be disregarded as an entity separate from us for U.S. federal income tax purposes.

In rendering its opinion, tax counsel has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which tax counsel has relied include:

(a) Neither we nor our operating partnership has elected or will elect to be treated as a corporation;

(b) For each taxable year, more than 90% of our gross income has been and will be income that tax counsel has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c) Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with crude oil, natural gas, or products thereof that are held or to be held by us in activities that tax counsel has opined or will opine result in qualifying income.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

Although we expect to conduct our business so as to meet the Qualifying Income Exception, if we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us except to the extent that our liabilities exceed the tax bases of our assets at that time. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, then as a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and finally as taxable capital gain, after the unitholder’s tax basis in its units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on tax counsel’s opinion that we will be classified as a partnership for U.S. federal income tax purposes and our operating partnership will be disregarded as an entity separate from us.

Recent Administrative and Legislative Developments

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively. Moreover, any such modification could make it more difficult or impossible for us to meet the exception that allows publicly traded partnerships that generate qualifying income to be treated as partnerships (rather than corporations) for U.S. federal income tax purposes, affect or cause us to change our business activities, or affect the tax consequences of an investment in our common units. For example, from time to time, members of the U.S. Congress have considered substantive changes to the existing U.S. federal income tax laws that would affect the tax treatment of certain publicly traded partnerships. Further, on January 24, 2017, the U.S. Treasury Department and the IRS published in the Federal Register final regulations effective as of January 19, 2017, interpreting the scope of activities that generate qualifying income under Section 7704 of the Code. We believe that the income we currently treat as qualifying income satisfies the requirements for qualifying income under the final regulations. We are unable, however, to predict whether any current laws will be changed or any other proposals will ultimately be enacted. Any changes could negatively impact the value of an investment in our common units.

Limited Partner Status

Unitholders who have become our limited partners will be treated as partners of the partnership for U.S. federal income tax purposes. A unitholder becomes a limited partner when the transfer or issuance of common units to such person, or the admission of such person as a limited partner, is reflected in our books and records. Assignees who have executed and delivered transfer applications, and assignees who are awaiting admission as limited partners, will also be treated as partners of the partnership for U.S. federal income tax purposes. Where common units are held in street name or by a nominee, the person in whose name the common units are registered with us will be treated as the holder of such common units. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, tax counsel’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some U.S. federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose its status as a partner with respect to those common units for U.S. federal income tax purposes. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Short Sales”.

Items of our income, gain, loss or deductions are not reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding our common units. The references to “unitholders” in the following discussion are to persons who are treated as partners in the partnership for U.S. federal income tax purposes.

Tax Consequences of Common Unit Ownership

Flow-Through of Taxable Income. Subject to the discussion below under “—Entity-Level Collections” and “—Administrative Matters—Information Returns and Audit Procedures,” we will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on its income tax return its share of our income, gains, losses and deductions without regard to whether we make cash distributions to such unitholder. Consequently, we may allocate income to a unitholder even if it has not received a cash distribution. Each unitholder will be required to include in income its allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Absent a termination of our partnership for U.S. federal tax purposes, our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a common unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes to the extent the distributions do not exceed the unitholder’s tax basis in its common units immediately before the distribution. Our cash distributions to a unitholder in excess of its tax basis in its common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner bears the economic risk of loss, known as “non-recourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses”.

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease its share of our non-recourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of its tax basis in its common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Code, and collectively, “Section 751 Assets”. To that extent, such unitholder will be treated as having been distributed its proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to it. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units. A unitholder’s initial tax basis for its common units will generally be the amount it paid for the common units plus its share of our non-recourse liabilities. That basis will be increased by its share of our income and by any increases in its share of our non-recourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in its share of our non-recourse liabilities, by its share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized and by the amount of any excess business interest allocated to the unitholder (generally, the excess of our business interest over the amount that is deductible). Generally, a unitholder will have no share of our liabilities that are recourse to any partner, but will have a share, generally based on its share of profits, of our other liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss”.

Limitations on Deductibility of Losses. The deduction by a unitholder of its share of our losses will be limited: (i) to the tax basis in its common units; and (ii) in the case of an individual unitholder, estate, trust, or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than the unitholder’s tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause the unitholder’s at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at-risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of its common units, excluding any portion of that basis attributable to its share of our non-recourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money a unitholder borrows to acquire or hold its common units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the common units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in its share of our non-recourse liabilities.

In addition to the tax basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investment in other publicly traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible—because they exceed a unitholder’s share of income we generate—may be deducted in full when the unitholder disposes of its entire investment in us in a fully taxable transaction with an unrelated party. A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitations.

An additional loss limitation may apply to certain of our unitholders for taxable years beginning after December 31, 2020, and before January 1, 2026. A non-corporate unitholder will not be allowed to take a deduction for certain excess business losses in such taxable years. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount for 2020 is equal to $259,000 or $518,000 for taxpayers filing a joint return, and will be adjusted for inflation in future years. Any losses disallowed in a taxable year due to the excess business loss limitation may be used by the applicable unitholder in the following taxable year if certain conditions are met. Unitholders to which this excess business loss limitation applies will take their allocable share of our items of income, gain, loss and deduction into account in determining this limitation. This excess business loss limitation will be applied to a non-corporate unitholder after the passive loss limitations and may limit such unitholder’s ability to utilize any losses we generate allocable to such unitholder that are not otherwise limited by the basis, at-risk and passive loss limitations described above.

Limitations on Interest Deductions. In general, we are entitled to a deduction for interest paid or accrued on indebtedness properly allocable to our trade or business during our taxable year. However, subject to the exceptions in the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act,” discussed below), our deduction for this “business interest” is limited to the sum of our business interest income and 30% of our “adjusted taxable income.” For the purposes of this limitation, our adjusted taxable income is computed without regard to any business interest or business interest income, and in the case of taxable years beginning before January 1, 2022, any deduction allowable for depreciation, amortization or depletion. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining our non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of each of our unitholders is determined without regard to such unitholder’s distributive share of any of our items of income, gain, deduction or loss and is increased by such unitholder’s distributive share of our excess taxable income, which is generally equal to the excess of 30% of our adjusted taxable income over the amount of our deduction for business interest for a taxable year and is subject to certain adjustments.

To the extent our deduction for business interest is not limited, we will allocate the full amount of our deduction for business interest among our unitholders in accordance with their percentage interests in us. To the extent our deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with their percentage interest in us, but such amount of “excess business interest” will not be currently deductible. Subject to certain limitations and adjustments to a unitholder’s basis in its units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year. Further, a unitholder’s basis in its units will generally be increased by the amount of any excess business interest upon a disposition of such units.

For our 2020 taxable year, the CARES Act increases the 30% adjusted taxable income limitation to 50%, unless we elect not to apply such increase. For purposes of determining our 50% adjusted taxable income limitation, we may elect to substitute our 2020 adjusted taxable income with our 2019 adjusted taxable income, which may result in a greater business interest expense deduction. In addition, unitholders may treat 50% of any excess business interest allocated to them in 2019 as deductible in the 2020 taxable year without regard to the 2020 business interest expense limitations. The remaining 50% of such unitholder’s excess business interest is carried forward and subject to the same limitations as other taxable years.

In addition to this limitation on the deductibility of a partnership’s business interest, deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any U.S. federal, state, local or non-U.S. income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. See, e.g., “—Administrative Matters—Information Returns and Audit Procedures”. That payment, if made, will be treated as a distribution of cash to the unitholder, general partner, or former unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we believe we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a particular unitholder for which a credit or refund may be claimed in which event the unitholder would be required to file a claim with the appropriate authority in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our common unitholders in accordance with their percentage interests in us. If we have a net loss, that loss will be allocated first to our common unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts. If the capital accounts of the common unitholders have been reduced to zero, net losses will then be allocated to the Series A Preferred Unitholders, the Series B Preferred Unitholders and the Series C Preferred Unitholders until the capital accounts of the Series A Preferred Unitholders, the Series B Preferred Unitholders and the Series C Preferred Unitholders are reduced to zero, and to our general partner thereafter. If the Series A Preferred Unitholders, the Series B Preferred Unitholders or the Series C Preferred Unitholders are allocated net losses in any taxable period, net income from a subsequent taxable period, if any, would be allocated to the Series A Preferred Unitholders, the Series B Preferred Unitholders and the Series C Preferred Unitholders in a manner designed to provide their liquidation preferences. If our general partner is allocated net losses in any taxable period, net income from a subsequent taxable period, if any, would be allocated to the general partner in an amount necessary to eliminate any deficit balance in the general partner’s capital account.

Specified items of our income, gain, loss and deduction will be allocated in the manner provided under Section 704(c) of the Code to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering, and (ii) any difference between the tax basis and fair market value of any property contributed to us by our general partner and its affiliates that exists at the time of such contribution, together, referred to in this discussion as “Contributed Property”. These allocations are required to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity”. The effect of these allocations to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax basis of Contributed Property was equal to its fair market value at the time of the offering. In the event we issue additional units or engage in certain other transactions in the future, “reverse Section 704(c) allocation,” similar to the allocations under Section 704(c) described above, will be made to all partners, including purchasers of common units, to account for the difference, at the time of the future transaction, between the “book” value and the fair market value of all property held by us at such time. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c), as described above, will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of its interest in us, which will be determined by taking into account all of the facts and circumstances, including:

•	its relative contributions to us;

•	the interests of all of the partners in profits and losses;

•	the interest of all of the partners in cash flow; and

•	the rights of all of the partners to distributions of capital upon liquidation.

Tax counsel is of the opinion that allocations under the partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction, except as to the issues described in “—Tax Consequences of Common Unit Ownership—Section 754 Election,” “—Uniformity of Common Units” and “—Disposition of Common Units—Allocations Between Transferors and Transferees” on which tax counsel is not opining.

Treatment of Short Sales. A unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of those common units. If so, such unitholder would no longer be treated as a partner for U.S. federal income tax purposes with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those common units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, tax counsel has not rendered an opinion regarding the tax treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners for tax purposes and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their common units. Please also read “—Disposition of Common Units—Recognition of Gain or Loss”.

Tax Rates. In general, as of the date of this prospectus, the highest effective U.S. federal income tax rate applicable to ordinary income of individuals is 37% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. However, these rates are subject to change by new legislation at any time.

Medicare Contribution Tax. Section 1411 of the Code imposes an additional tax of 3.8% upon a unitholder’s allocable share of our income and gains, and upon gains from a unitholder’s disposition of units (without taking into account the 20% deduction discussed below). This additional tax is applicable to unitholders that are individuals, estates, or trusts. In the case of individual unitholders, the additional tax only applies if such unitholder’s modified adjusted gross income exceeds certain threshold amounts. The modified gross income thresholds are $250,000 in the case of an individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in any other case. In the case of an individual, the amount of the tax is limited to 3.8% of the lesser of the individual’s net investment income or the amount by which the individual’s modified adjusted gross income exceeds the applicable threshold. In general, a unitholder that is a trust or estate may be subject to this additional tax if such trust’s or estate’s adjusted gross income exceeds the amount at which the highest tax bracket applicable to estates and trusts begins. In the case of estates and trusts, the amount of the tax is limited to 3.8% of the lesser of undistributed net investment income or the amount by which adjusted gross income exceeds the amount at which the highest tax bracket applicable to estates and trusts begins. Unitholders are urged to consult with their tax advisors as to the impact of this Medicare contribution tax on an investment in our units.

Qualified Business Income. For taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, a non-corporate common unitholder is entitled to a deduction equal to 20% of its allocable share of our “qualified business income,” subject to certain limitations. For purposes of this deduction, a common unitholder’s allocable share of our “qualified business income” is equal to the sum of:

•

the net amount of such unitholder’s allocable share of certain of our U.S. items of income, gain, deduction and loss to the extent such items are included or allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends) and certain payments made to the unitholder for services rendered to us; and

•

any gain recognized by such unitholder on the disposition of its units to the extent such gain is attributable to certain Code Section 751 Assets (defined below), including depreciation recapture and “inventory items” we own, and thus, is treated as ordinary income under Section 751 of the Code.

Section 754 Election. We have made, and in case of any termination of our partnership for U.S. federal income tax purposes, expect to make, the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Code to reflect its purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) its share of our tax basis in our assets (“common basis”) and (2) its Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we have adopted and will adopt as to property other than certain goodwill properties), the Treasury Regulations under Section 743 of the Code require a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Code whose “book” value is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under the partnership agreement, our general partner is authorized to take a position to preserve the uniformity of common units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Common Units”.

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the Treasury Regulations under Section 743 of the Code, and is employed by other publicly traded partnerships, but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets.

To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Common Units”. A unitholder’s tax basis for its common units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in its common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “Disposition of Common Units—Recognition of Gain or Loss”. Tax counsel has not rendered an opinion as to whether our method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustments we take to preserve the uniformity of the units. If such challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

Subject to certain limitations, a Section 743(b) adjustment may create additional depreciable basis that is eligible for bonus depreciation under Section 168(k) to the extent the adjustment is attributable to depreciable property and not to goodwill or real property. However, because we may not be able to determine whether transfers of our units satisfy all of the eligibility requirements and due to other limitations regarding administrability, we may elect out of the bonus depreciation provisions of Section 168(k) with respect to basis adjustments under Section 743(b).

A Section 754 election is advantageous if the transferee’s tax basis in its common units is higher than the common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and its share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in its common units is lower than those common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a basis reduction or built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more or less net income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We generally use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for our taxable year or years ending with or within its taxable year. In addition, a unitholder who has a taxable year different from our taxable year and who disposes of all of its common units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that such unitholder will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”.

Initial Tax Basis, Depreciation and Amortization. We use the tax basis of our assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering of new units will be borne by our general partner, its affiliates, and our other unitholders immediately prior to such offering. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction”.

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

The IRS may challenge the useful lives assigned to our assets or seek to characterize intangible assets as nonamortizable goodwill. If any such challenge or characterization is successful, the deductions allocated to a common unitholder in respect of our assets could be reduced, and its share of taxable income received from us could be increased accordingly. Any such increase could be material.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss”.

The costs incurred in selling common units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The U.S. federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of common units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the common units sold (adding back any basis adjustments attributable to previously disallowed interest deductions). A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by it plus its share of our liabilities attributable to the common units sold. Because the amount realized includes all or a portion of a unitholder’s share of our liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

A unitholder’s tax basis in the unitholder’s common units is adjusted by distributions, as well as by virtue of allocations of income, gains, losses, deductions, liabilities and disallowed interest expense. Please read “—Tax Consequences of Common Unit Ownership—Basis of Common Units”. Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit, in effect, will become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than its original cost. If any of our allocations are subsequently disputed by the IRS, unitholders who sold common units prior to the resolution of such dispute may be required to increase or decrease the amount of gain or loss reported on such sale. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees” and “—Tax Consequences of Common Unit Ownership—Section 754 Election”.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held more than twelve months is generally taxed at a maximum U.S. federal income tax rate of 20%, which rate is in effect as of the date of this prospectus but is subject to change by new legislation at any time. However, a portion of this gain or loss, which may be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. Depreciation and other potential recapture items are included in the term “unrealized receivables.” Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income each year, in the case of individuals, and may only be used to offset capital gains, in the case of corporations. Both ordinary income and capital gain recognized on a sale of our common units may be subject to the additional Medicare contribution tax in certain circumstances. Please read “—Tax Consequence of Common Unit Ownership—Tax Rates”.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, such common unitholder may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of the ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position. As of the date of this prospectus, no such regulations have been issued.

Allocations Between Transferors and Transferees. In general, our taxable income or losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date”. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will generally be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use simplifying conventions, existing Treasury Regulations do not specifically authorize all aspects of the proration method we have adopted. Accordingly, our tax counsel is unable to opine on the validity of all aspects of our method of allocating income, gain, loss, and deductions among transferor and transferee unitholders. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss, and deduction among our unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted by the Treasury Regulations.

A unitholder who owns common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any common units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale), unless a broker or nominee will satisfy such requirement. A purchaser of common units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a sale of common units, in some cases, may lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the common units for a purchaser of the common units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election”.

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as non-amortizable, to the extent attributable to that property’s unamortized Book-Tax Disparity which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election”. To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. Tax counsel has not rendered an opinion on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material item of income, gain, loss or deduction. Please read “—Disposition of Common Units—Recognition of Gain or Loss”.

Tax-Exempt Organizations and Other Investors

Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations, and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income less certain allowable deductions allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such permitted sources. We anticipate that all of our net income will be treated as derived from such permitted sources.

Non-resident aliens and non-U.S. corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of the ownership of common units. As a consequence, they will be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate, from cash distributions made to non-U.S. unitholders. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or W-8BEN-E, or applicable substitute form, in order to obtain credit for these withholding taxes. We will also withhold tax on U.S. source income recognized by non-U.S. unitholders that is not effectively connected with our U.S. trade or business, unless non-U.S. unitholders qualify for certain treaty benefits or an exception provided in the Code. Certain exceptions may require non-U.S. unitholders to provide certain information to us and to the IRS. A change in applicable law may require us to change these procedures.

In addition, because a non-U.S. corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain, as adjusted for changes in the non-U.S. corporation’s “U.S. net equity” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Gain realized by a non-U.S. unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business to the extent that gain that would be recognized upon a sale by the partnership of all of its assets would be “effectively connected” with a U.S. trade or business. Thus, part or all of a non-U.S. unitholder’s gain from the sale or other disposition of common units would be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us and would be subject to U.S. federal income tax.

Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder (other than certain “qualified foreign pension funds” (or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by non-U.S. law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable country) generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) the unitholder owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, we believe that more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, non-U.S. unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their common units.

Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person, and we are required to deduct and withhold from future distributions to the transferee amounts that should have been withheld by the transferees but were not withheld. Because the “amount realized” includes a partner’s share of the partnership’s liabilities, 10% of the amount realized could exceed the total cash purchase price for the common units. However, pending the issuance of final regulations, the IRS has suspended the application of this withholding rule to transfers of certain publicly traded partnership interests, including transfers of our common units. If recently promulgated regulations are finalized as proposed, such regulations would provide, with respect to transfers of publicly traded interests in publicly traded partnerships effected through a broker, that the obligation to withhold is imposed on the transferor’s broker and that a partner’s “amount realized” does not include a partner’s share of a publicly traded partnership’s liabilities for purposes of determining the amount subject to withholding. However, it is not clear when such regulations will be finalized and if they will be finalized in their current form.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of our income, gains, losses and deductions for our preceding taxable year. In preparing this information, which will not be reviewed by tax counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gains, losses and deductions. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations, administrative interpretations of the IRS, or applicable court decisions. Neither we nor tax counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the cash available for distributions and the value of the common units.

The IRS may audit our U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of its return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns as well as those related to our returns.

A unitholder must file a statement with the IRS identifying the treatment of any item on its U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. For taxable years beginning before December 31, 2017, the Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

Our general partner, as Tax Matters Partner, will make some elections on our behalf and on behalf of unitholders. The Tax Matters Partner can also extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all of the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us unless we are able to elect to have our general partner and unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are, or were, a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, we expect to elect to have our general partner, unitholders and former unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable or it is not economical to have our general partner, our unitholders and former unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our common units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties, and interest, cash available for distribution to our unitholders might be substantially reduced. Congress has proposed changes to the Bipartisan Budget Act, and we anticipate that amendments may be made. Accordingly, the manner in which these rules may apply to us in the future is uncertain.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code will no longer require that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We have designated our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of the unitholders.

Additional Withholding Requirements. Under the Foreign Account Tax Compliance Act, the relevant withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”) or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a “foreign financial institution” (for which purposes includes non-U.S. broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. While withholdable payments would have originally included payments of Gross Proceeds on or after January 1, 2019, recently proposed Treasury Regulations provide that such payments of Gross Proceeds do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury Regulations until they are revoked or final Treasury Regulations are issued.

If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

To the extent we have FDAP Income that is not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above. Prospective unitholders should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) a statement regarding whether the beneficial owner is:

(1) a person that is not a United States person;

(2) a government of a non-U.S. jurisdiction, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(3) a tax-exempt entity;

(c) the amount and description of common units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty per failure, with a significant maximum penalty per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. The Code imposes an additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. The Code does not impose a penalty, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year (reduced to 5% in the case of any taxpayer who claims the 20% deduction for “qualified business income” as described above under “Tax Rates”) or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority”; or

(2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss, or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income tax for which no “substantial authority” exists, we must adequately disclose the pertinent facts on its return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Section 482 of the Code is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not adequately disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction,” a “transaction of interest” or a transaction that produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year or $4 million in any combination of six successive taxable years (beginning with the taxable year in which the transaction are entered into). Our participation in a reportable transaction could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures”.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on U.S. federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, you likely will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us. We currently do business or own property in several states, most of which impose a personal income tax on individuals. Most of these states also impose an income tax on corporations and other entities. We may also do business or own property in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions if your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Common Unit Ownership—Entity-Level Collections”. Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state and local, as well as U.S. federal tax returns, that may be required of such unitholder. Tax counsel has not rendered an opinion on the state tax, local tax, alternative minimum tax, or non-U.S. tax consequences of an investment in us.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in a prospectus supplement relating to the offering of such debt securities.

TAX CONSEQUENCES OF OWNERSHIP OF PREFERRED UNITS

A description of the material federal income tax consequences of the acquisition, ownership and disposition of preferred units will be set forth in a prospectus supplement relating to the offering of such preferred units.

INVESTMENT IN DCP MIDSTREAM, LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are usually subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and may also be subject to similar or additional restrictions imposed by the Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, so-called “Keogh” plans, simplified employee pension plans, tax deferred annuities or IRAs, and trusts that fund medical and other benefits for employees. Among other things, consideration should be given to:

•

whether the investment is consistent with the requirements of Section 404 of ERISA, which include that plan investments must (i) be solely in the interest of participants and beneficiaries, (ii) be prudent, (iii) consider diversification of the plan’s assets, and (iv) be consistent with the plan’s governing documents;

•

whether the investment is consistent with the requirements of the Code, or will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors”.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans and IRAs from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” (under ERISA) or “disqualified persons” (under the Code) with respect to the plan. These transactions are called “prohibited transactions,” and could result in fiduciary liability and other monetary penalties.

In addition to considering whether the purchase of securities is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA. For this purpose, the Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by employee benefit plans are publicly offered securities-i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws;

(b) the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA), any plan to which Section 4975 of the Code applies, and any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (b) above and, depending on the type of issuance, may also satisfy the requirements in (a) above.

Plan fiduciaries contemplating a purchase of securities should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby directly to one or more purchasers, through agents, through underwriters, or through dealers.

By Agents

Agents designated by us may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in a prospectus supplement, these agents may act on a best efforts basis for the period of their appointment.

By Underwriters or Dealers

If we use any underwriters in the sale of the securities in respect of which this prospectus is delivered, the underwriters will acquire such securities for their own account. We will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of the underwriters and the terms of the transaction in a prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 8% of the gross proceeds from the sale.

If we use a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.

Direct Sales

We may also sell securities directly to one or more purchasers. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

General Information

We will set the price or prices of our securities at:

•	market prices prevailing at the time of sale;

•	prices related to market price; or

•	a negotiated price.

We may have agreements with agents, underwriters or dealers to indemnify them against certain specified liabilities, including liabilities under the Securities Act. Agents, underwriters or dealers, or their affiliates, may be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a particular plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement, of which this prospectus forms a part, and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Holland & Hart LLP will pass upon the validity of the securities offered under this registration statement. If certain legal matters in connection with an offering of the securities made pursuant to this prospectus and any related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of DCP Midstream, LP, incorporated in this prospectus by reference from DCP Midstream, LP’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of DCP Midstream, LP’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include explanatory paragraphs referring to (a) a change in method of accounting for leases during the year ended December 31, 2019, due to adoption of Accounting Standards Codification Topic 842—Leases, and (b) a change in method of accounting for revenue from contracts with customers during the year ended December 31, 2018, due to adoption of Accounting Standards Codification Topic 606—Revenue from Contracts with Customers, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of DCP Sand Hills Pipeline, LLC as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017, incorporated in this prospectus by reference from DCP Midstream, LP’s Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes emphasis of matter paragraphs referring to (1) the adoption in 2018 of new accounting guidance related to recognition of revenue from contracts with customers, and (2) significant transactions with related parties). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of DCP Southern Hills Pipeline, LLC as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017, incorporated in this prospectus by reference from DCP Midstream, LP’s Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes emphasis of matter paragraphs referring to (1) the adoption in 2018 of new accounting guidance related to recognition of revenue from contracts with customers, and (2) significant transactions with related parties). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Front Range Pipeline, LLC as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, incorporated in this prospectus by reference from DCP Midstream, LP’s Amendment No. 2 to the Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Discovery Producer Services LLC appearing in DCP Midstream, LP’s Annual Report (Form 10-K) for the year ended December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The financial statements of Gulf Coast Express Pipeline LLC as of and for the year ended December 31, 2019 incorporated by reference in this prospectus from DCP Midstream, LP’s Amendment No. 2 to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

DCP Midstream Operating, LP

$400,000,000

3.250% SENIOR NOTES DUE 2032

Fully and Unconditionally Guaranteed by

DCP Midstream, LP

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan	Mizuho Securities	RBC Capital Markets

Barclays	Citigroup	MUFG	TD Securities

Co-Managers

PNC Capital Markets LLC	Regions Securities LLC	SMBC Nikko	US Bancorp

November 4, 2021